Exhibit 99.5
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm
To the Shareholders and Board of Directors of Nabors Industries Ltd.:
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of Nabors Industries Ltd. and its subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule (not presented herein) appearing under Item 15(a)(2) of Nabors Industries Ltd.’s 2008 Annual Report on Form 10-K presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of Nabors Industries Ltd.’s 2008 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we consider necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions as of January 1, 2007, convertible debt instruments as of January 1, 2009 and participating securities included in the computation of earnings per share as of January 1, 2009.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
Houston, Texas

February 27, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for convertible debt instruments and participating securities included in the computation of earnings per share discussed in Note 2, as to which the date is May 29, 2009.

CONSOLIDATED BALANCE SHEETS
Nabors Industries Ltd. and Subsidiaries

	As adjusted December 31,
(In thousands, except per share amounts)	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$442,087	$531,306
Short-term investments	142,158	235,745
Accounts receivable, net	1,160,768	1,039,238
Inventory	150,118	133,786
Deferred income taxes	28,083	12,757
Other current assets	243,379	252,280

Total current assets	2,166,593	2,205,112
Long-term investments and other receivables	239,952	359,534
Property, plant and equipment, net	7,331,959	6,669,013
Goodwill	175,749	368,432
Investment in unconsolidated affiliates	411,727	404,842
Other long-term assets	191,919	132,850

Total assets	$10,517,899	$10,139,783

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$225,030	$691,306
Trade accounts payable	424,908	348,524
Accrued liabilities	367,393	348,515
Income taxes payable	111,528	97,093

Total current liabilities	1,128,859	1,485,438
Long-term debt	3,600,533	2,894,659
Other long-term liabilities	261,878	246,714
Deferred income taxes	622,523	711,393

Total liabilities	5,613,793	5,338,204

Commitments and contingencies (Note 15)

Shareholders’ equity:
Common shares, par value $.001 per share:
Authorized common shares 800,000; issued 312,343 and 305,458, respectively	312	305
Capital in excess of par value	2,129,415	2,133,579

Accumulated other comprehensive income	53,520	322,635
Retained earnings	3,698,732	3,222,995
Less: treasury shares, at cost, 29,414 and 26,122 common shares, respectively	(977,873)	(877,935)

Total shareholders’ equity	4,904,106	4,801,579

Total liabilities and shareholders’ equity	$10,517,899	$10,139,783

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
Nabors Industries Ltd. and Subsidiaries

	As adjusted Year Ended December 31,
(In thousands, except per share amounts)	2008	2007	2006
Revenues and other income:
Operating revenues	$5,511,896	$4,938,848	$4,707,289
Earnings (losses) from unconsolidated affiliates	(229,834)	17,724	20,545
Investment (loss) income	21,726	(15,891)	102,007

Total revenues and other income	5,303,788	4,940,681	4,829,841

Costs and other deductions:
Direct costs	3,110,316	2,764,559	2,511,392
General and administrative expenses	479,984	436,282	416,610
Depreciation and amortization	614,367	469,669	365,357
Depletion	46,979	72,182	38,580
Interest expense	196,718	154,920	120,507
Losses (gains) on sales, retirements and impairments of long-lived assets and other expense (income), net	18,954	10,895	24,118
Goodwill and intangible asset impairment	154,586	—	—

Total costs and other deductions	4,621,904	3,908,507	3,476,564

Income from continuing operations before income taxes	681,884	1,032,174	1,353,277

Income tax (benefit) expense:
Current	188,832	227,951	213,866
Deferred	17,315	(26,455)	193,416

Total income tax expense	206,147	201,496	407,282

Income from continuing operations, net of tax	475,737	830,678	945,995
Income from discontinued operations, net of tax	—	35,024	27,727

Net income	$475,737	$865,702	$973,722

Earnings per share:
Basic from continuing operations	$1.69	$2.96	$3.25
Basic from discontinued operations	—	.12	.10

Total Basic	$1.69	$3.08	$3.35

Diluted from continuing operations	$1.65	$2.88	$3.15
Diluted from discontinued operations	—	.12	.09

Total Diluted	$1.65	$3.00	$3.24

Weighted-average number of common shares outstanding:
Basic	281,622	281,238	291,267
Diluted	288,236	288,226	300,677
The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Nabors Industries Ltd. and Subsidiaries

	As adjusted Year Ended December 31,
(In thousands)	2008	2007	2006
Cash flows from operating activities:
Net income	$475,737	$865,702	$973,722
Adjustments to net income:
Depreciation and amortization	614,367	474,016	371,831
Depletion	46,979	72,182	38,580
Deferred income tax (benefit) expense	17,315	(62,893)	190,712
Deferred financing costs amortization	7,661	8,352	6,241
Pension liability amortization and adjustments	160	277	484
Discount amortization on long-term debt	123,739	127,887	86,034
Amortization of loss on hedges	548	551	554
Goodwill and intangible asset impairment	154,586	—	—
Losses (gains) on long-lived assets, net	9,644	4,318	22,648
Losses (gains) on investments, net	18,736	61,395	(46,260)
Gains on debt retirement, net	(12,248)	—	—
Gain on disposition of Sea Mar business	—	(49,500)	—
Losses (gains) on derivative instruments	4,783	1,347	(1,363)
Share-based compensation	45,401	30,176	79,888
Foreign currency transaction losses (gains), net	(2,718)	(3,223)	354
Equity in losses (earnings) of unconsolidated affiliates, net of dividends	236,763	(5,136)	(18,111)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(157,697)	93,490	(279,686)
Inventory	(26,774)	(28,668)	(48,631)
Other current assets	(81,764)	(47,959)	(31,536)
Other long-term assets	(85,231)	(117,237)	(106,357)
Trade accounts payable and accrued liabilities	38,129	4,501	145,046
Income taxes payable	24,043	(80,692)	71,767
Other long-term liabilities	10,665	46,023	38,656

Net cash provided by operating activities	1,462,824	1,394,909	1,494,573

Cash flows from investing activities:
Purchases of investments	(269,983)	(378,318)	(1,135,525)
Sales and maturities of investments	521,613	860,385	1,325,903
Cash paid for acquisitions of businesses, net	(287)	(8,391)	(82,407)
Deposits released on acquisitions	—	—	35,844
Investment in unconsolidated affiliates	(271,309)	(278,100)	(2,433)
Capital expenditures	(1,506,979)	(2,039,180)	(1,935,722)
Proceeds from sales of assets and insurance claims	69,842	162,055	17,556
Proceeds from sale of Sea Mar business	—	194,332	—

Net cash used for investing activities	(1,457,103)	(1,487,217)	(1,776,784)

Cash flows from financing activities:
Increase (decrease) in cash overdrafts	23,858	(38,416)	2,154
Proceeds from sale of warrants	—	—	421,162
Purchase of exchangeable note hedge	—	—	(583,550)
Proceeds from long-term debt	962,901	—	2,166,752
Proceeds from equity component of convertible debt	—	—	583,248
Debt issuance costs	(7,324)	—	(28,683)
Proceeds from issuance of common shares	56,630	61,620	25,682
Reduction in long-term debt	(836,511)	—	(769,789)
Repurchase of common shares	(281,101)	(102,451)	(1,402,840)
Purchase of restricted stock	(13,061)	(1,811)	—
Tax benefit related to the exercise of stock options	5,369	2,159	4,139

Net cash (used for) provided by financing activities	(89,239)	(78,899)	418,275

Effect of exchange rate changes on cash and cash equivalents	(5,701)	1,964	(516)

Net increase (decrease) in cash and cash equivalents	(89,219)	(169,243)	135,548
Cash and cash equivalents, beginning of period	531,306	700,549	565,001

Cash and cash equivalents, end of period	$442,087	$531,306	$700,549

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES
IN SHAREHOLDERS’ EQUITY
Nabors Industries Ltd. and Subsidiaries

					Accumulated Other Comprehensive Income (Loss)
					Unrealized
	Common				Gains
	Shares		Capital in		(Losses) on	Cumulative				Total
		Par	Excess of	Unearned	Marketable	Translation		Retained	Treasury	Shareholders’
(In thousands)	Shares	Value	Par Value	Compensation	Securities	Adjustment	Other	Earnings	Shares	Equity
Balances, December 31, 2005	315,393	$315	$1,590,968	$(15,649)	$18,865	$178,109	$(3,994)	$1,989,526	$—	$3,758,140

Cumulative effect of adoption of APB No. 14-1 to $700 million zero coupon senior exchangeable notes			56,209					(24,082)		32,127

Balances, December 31, 2005, as adjusted	315,393	315	1,647,177	(15,649)	18,865	178,109	(3,994)	1,965,444	—	3,790,267

Comprehensive income (loss):
Net income								973,722		973,722
Translation adjustment						(6,949)				(6,949)
Unrealized gains on marketable securities, net of income taxes of $623					17,620					17,620
Less: reclassification adjustment for gains included in net income, net of income tax benefit of $12					(3,085)					(3,085)
Pension liability amortization, net of income taxes of $179							305			305
Minimum pension liability adjustment, net of income taxes of $140							239			239
Amortization of loss on cash flow hedges							151			151

Total comprehensive income (loss)	—	—	—	—	14,535	(6,949)	695	973,722	—	982,003

Adoption of SFAS 123-R			(15,649)	15,649						—
Conversion option of $2.75 billion senior exchangeable notes			583,248							583,248
Issuance of common shares for stock options exercised	1,226	1	25,681							25,682
Nabors Exchangeco shares exchanged	45									—
Purchase of call options			(583,550)							(583,550)
Sale of warrants			421,162							421,162
Repurchase and retirement of common shares	(17,935)	(18)	(90,449)					(536,889)		(627,356)
Repurchase of 22,340 treasury shares									(775,484)	(775,484)
Tax effect of exercised stock option deductions			(6,761)							(6,761)
Restricted stock awards, net	604	1								1
Share-based compensation			79,888							79,888

Subtotal	(16,060)	(16)	413,570	15,649	—	—	—	(536,889)	(775,484)	(883,170)

Balances, December 31, 2006, as adjusted	299,333	$299	$2,060,747	$—	$33,400	$171,160	$(3,299)	$2,402,277	$(775,484)	$3,889,100

     The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES
IN SHAREHOLDERS’ EQUITY (Continued)
Nabors Industries Ltd. and Subsidiaries

	Common Shares			Accumulated Other Comprehensive Income (Loss)
				Unrealized
				Gains
			Capital in	(Losses) on	Cumulative				Total
		Par	Excess of	Marketable	Translation		Retained	Treasury	Shareholders’
(In thousands)	Shares	Value	Par Value	Securities	Adjustment	Other	Earnings	Shares	Equity
Balances, December 31, 2006, as adjusted	299,333	$299	$2,060,747	$33,400	$171,160	$(3,299)	$2,402,277	$(775,484)	$3,889,100

Comprehensive income (loss):
Net income							865,702		865,702
Translation adjustment					153,487				153,487
Unrealized gains on marketable securities, net of income taxes of $704				14,164					14,164
Less: reclassification adjustment for gains included in net income, net of income taxes of $2,664				(47,283)					(47,283)
Pension liability amortization, net of income taxes of $101						176			176
Pension liability adjustment, net of income taxes of $319						679			679
Amortization of loss on cash flow hedges						151			151

Total comprehensive income (loss)	—	—	—	(33,119)	153,487	1,006	865,702	—	987,076

Cumulative effect of adoption of FIN 48 effective January 1, 2007							(44,984)		(44,984)
Issuance of common shares for stock options exercised, net of surrender of unexercised stock options	4,521	5	61,615						61,620
Nabors Exchangeco shares exchanged	51								—
Repurchase of 3,782 treasury shares								(102,451)	(102,451)
Tax effect of exercised stock option deductions			(17,147)						(17,147)
Restricted stock awards, net	1,553	1	(1,812)						(1,811)
Share-based compensation, net of tender offer for stock options			30,176						30,176

Subtotal	6,125	6	72,832	—	—	—	(44,984)	(102,451)	(74,597)

Balances, December 31, 2007, as adjusted	305,458	$305	$2,133,579	$281	$324,647	$(2,293)	$3,222,995	$(877,935)	$4,801,579

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES
IN SHAREHOLDERS’ EQUITY (Continued)
Nabors Industries Ltd. and Subsidiaries

				Accumulated Other Comprehensive Income (Loss)
				Unrealized
	Common			Gains
	Shares		Capital in	(Losses) on	Cumulative				Total
		Par	Excess of	Marketable	Translation		Retained	Treasury	Shareholders’
(In thousands)	Shares	Value	Par Value	Securities	Adjustment	Other	Earnings	Shares	Equity
Balances, December 31, 2007, as adjusted	305,458	$305	$2,133,579	$281	$324,647	$(2,293)	$3,222,995	$(877,935)	$4,801,579

Comprehensive income (loss):
Net income							475,737		475,737
Translation adjustment					(228,865)				(228,865)
Unrealized losses on marketable securities, net of income tax benefit of $4,374				(37,190)					(37,190)
Less: reclassification adjustment for gains included in net income, net of income taxes of $129				(51)					(51)
Pension liability amortization, net of income taxes of $56						104			104
Pension liability adjustment, net of income tax benefit of $1,915						(3,009)			(3,009)
Unrealized gain and amortization of gains/(losses) on cash flow hedges, net of income taxes of $163						(104)			(104)

Total comprehensive income (loss)	—	—	—	(37,241)	(228,865)	(3,009)	475,737	—	206,622

Issuance of common shares for stock options exercised	2,480	2	56,628						56,630
Nabors Exchangeco shares exchanged	16								—
Issuance of 5,246 treasury shares related to repurchase of equity component and conversion of notes			(181,163)					181,163	—
Repurchase of 8,538 treasury shares								(281,101)	(281,101)
Repurchase of equity component of convertible debt			(35)						(35)
Tax benefit related to the redemption of convertible debt			81,789						81,789
Tax benefit related to stock option exercises			6,282						6,282
Restricted stock awards, net	4,389	5	(13,066)						(13,061)
Share-based compensation			45,401						45,401

Subtotal	6,885	7	(4,164)	—	—	—	—	(99,938)	(104,095)

Balances, December 31, 2008, as adjusted	312,343	$312	$2,129,415	$(36,960)	$95,782	$(5,302)	$3,698,732	$(977,873)	$4,904,106

     The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Nabors Industries Ltd. and Subsidiaries
Note 1 Nature of Operations
     Nabors is the largest land drilling contractor in the world, with approximately 528 actively marketed land drilling rigs. We conduct oil, gas and geothermal land drilling operations in the U.S. Lower 48 states, Alaska, Canada, South America, Mexico, the Caribbean, the Middle East, the Far East, Russia and Africa. We are also one of the largest land well-servicing and workover contractors in the United States and Canada. We actively market approximately 592 land workover and well-servicing rigs in the United States, primarily in the southwestern and western United States, and actively market approximately 171 land workover and well-servicing rigs in Canada. Nabors is a leading provider of offshore platform workover and drilling rigs, and actively markets 37 platform rigs, 13 jack-up units and 3 barge rigs in the United States and multiple international markets. These rigs provide well-servicing, workover and drilling services. We have a 51% ownership interest in a joint venture in Saudi Arabia, which owns and actively markets 9 rigs in addition to the rigs we lease to the joint venture. We also offer a wide range of ancillary well-site services, including engineering, transportation, construction, maintenance, well logging, directional drilling, rig instrumentation, data collection and other support services in selected domestic and international markets. We provide logistics services for onshore drilling in Canada using helicopters and fixed-winged aircraft. We manufacture and lease or sell top drives for a broad range of drilling applications, directional drilling systems, rig instrumentation and data collection equipment, pipeline handling equipment and rig reporting software. We also invest in oil and gas exploration, development and production activities in the U.S., Canada and international areas through both our wholly-owned subsidiaries and our separate joint venture entities in which we have 49.7% ownership interests in the U.S. and international entities and a 50% ownership interest in the Canadian entity. Each joint venture pursues development and exploration projects with both existing customers of ours and with other operators in a variety of forms including operated and non-operated working interests, joint ventures, farm-outs and acquisitions.
     The majority of our business is conducted through our various Contract Drilling operating segments, which include our drilling, workover and well-servicing operations, on land and offshore. Our oil and gas exploration, development and production operations are included in a category labeled Oil and Gas for segment reporting purposes. Our operating segments engaged in drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations are aggregated in a category labeled Other Operating Segments for segment reporting purposes.
     During the third quarter of 2007 we sold our Sea Mar business to an unrelated third party. Accordingly, the accompanying consolidated statements of income, and certain accompanying notes to the consolidated financial statements, have been updated to retroactively reclassify the operating results of this Sea Mar business, previously included in Other Operating Segments, as a discontinued operation for all periods presented. See Note 19 —Discontinued Operation for additional discussion.
     The accompanying consolidated financial statements and related footnotes are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Certain reclassifications have been made to prior periods to conform to the current period presentation, with no effect on our consolidated financial position, results of operations or cash flows.
     On December 15, 2005, our Board of Directors approved a two-for-one stock split of our common shares to be effectuated in the form of a stock dividend. The stock dividend was distributed on April 17, 2006 to shareholders of record on March 31, 2006. All common share, per share, stock option and restricted stock amounts included in the accompanying consolidated financial statements and related notes have been restated to reflect the effect of the stock split.
     As used in the Report, “we,” “us,” “our,” “the Company” and “Nabors” means Nabors Industries Ltd. and, where the context requires, includes our subsidiaries.
Note 2 Summary of Significant Accounting Policies
Principles of Consolidation
     Our consolidated financial statements include the accounts of Nabors, all majority-owned and non-majority owned subsidiaries required to be consolidated under Financial Accounting Standards Board (“FASB”) Interpretation No. 46(R), “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (“FIN 46R”). Our consolidated financial statements exclude majority-owned entities for which we do not have either (1) the ability to control the operating and financial decisions and policies of that entity or (2) a controlling financial interest in a variable interest entity. All significant intercompany accounts and transactions are eliminated in consolidation.

     Investments in operating entities where we have the ability to exert significant influence, but where we do not control their operating and financial policies, are accounted for using the equity method. Our share of the net income of these entities is recorded as Earnings from unconsolidated affiliates in our consolidated statements of income, and our investment in these entities is included in other long-term assets as a single amount in our consolidated balance sheets. Investments in net assets of unconsolidated affiliates accounted for using the equity method totaled $410.8 million and $383.4 million and investments in net assets of unconsolidated affiliates accounted for using the cost method totaled $.9 million and $21.4 million as of December 31, 2008 and 2007, respectively. Similarly, investments in certain offshore funds classified as non-marketable are accounted for using the equity method of accounting based on our ownership interest in each fund. Our share of the gains and losses of these funds is recorded in investment income in our consolidated statements of income, and our investments in these funds are included in long-term investments and other receivables in our consolidated balance sheets.
Cash and Cash Equivalents
     Cash and cash equivalents include demand deposits and various other short-term investments with original maturities of three months or less.
Investments
Short-term investments
     Short-term investments consist of equity securities, certificates of deposit, corporate debt securities, U.S. Government debt securities, foreign government debt securities, mortgage-backed debt securities and asset-backed debt securities. Securities classified as available-for-sale or trading are stated at fair value. Unrealized holding gains and temporary losses for available-for-sale securities are excluded from earnings and, until realized, are reported net of taxes in a separate component of shareholders’ equity. Other than temporary losses are included in earnings. Unrealized and realized gains and losses on securities classified as trading are reported in earnings currently.
     In computing realized gains and losses on the sale of equity securities, the specific identification method is used. In accordance with this method, the cost of the equity securities sold is determined using the specific cost of the security when originally purchased.
Long-term investments and other receivables
     Our oil and gas financing receivables are classified as long-term investments. These receivables represent our financing agreements for certain production payment contracts in our Oil and Gas segment. We are also invested in overseas funds investing primarily in a variety of public and private U.S. and non-U.S. securities (including asset-backed securities and mortgage-backed securities, global structured asset securitizations, whole loan mortgages, and participations in whole loans and whole loan mortgages). These investments are classified as non-marketable, because they do not have published fair values. We account for these funds under the equity method of accounting based on our percentage ownership interest and recognize gains or losses, as investment income, currently based on changes in the net asset value of our investment during the current period.
Inventory
     Inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out (“FIFO”) method and includes the cost of materials, labor and manufacturing overhead.
Property, Plant and Equipment
     Property, plant and equipment, including renewals and betterments, are stated at cost, while maintenance and repairs are expensed currently. Interest costs applicable to the construction of qualifying assets are capitalized as a component of the cost of such assets. We provide for the depreciation of our drilling and workover rigs using the units-of-production method over an approximate 4,900-day period, with the exception of our jack-up rigs which are depreciated over an 8,030-day period, after provision for salvage value. When our drilling and workover rigs are not operating, a depreciation charge is provided using the straight-line method over an assumed depreciable life of 20 years, with the exception of our jack-up rigs, where a 30-year depreciable life is used.
     Depreciation on our buildings, well-servicing rigs, oilfield hauling and mobile equipment, marine transportation and supply vessels, aircraft equipment, and other machinery and equipment is computed using the straight-line method over the estimated useful life of the asset after provision for salvage value (buildings — 10 to 30 years; well-servicing rigs — 3 to 15 years; marine transportation and supply vessels — 10 to 25 years; aircraft equipment — 5 to 20 years; oilfield hauling and mobile equipment and other machinery and equipment — 3 to 10 years). Amortization of capitalized leases is included in depreciation and amortization expense. Upon retirement or other disposal of fixed assets, the cost and related accumulated depreciation are removed from the respective accounts and any gains or losses are included in our results of operations.

     We review our assets for impairment when events or changes in circumstances indicate that the net book value of property, plant and equipment may not be recovered over its remaining service life. Provisions for asset impairment are charged to income when the sum of estimated future cash flows, on an undiscounted basis, is less than the asset’s net book value. Impairment charges are recorded using discounted cash flows which requires the estimation of dayrates and utilization, and such estimates can change based on market conditions, technological advances in the industry or changes in regulations governing the industry. Because of the decline in oil and gas prices during the second half of 2008 and their effect on our industry and business, we reviewed our assets for impairment at December 31, 2008 and concluded there was no impairment to the carrying value of our assets at December 31, 2008. We recorded losses or impairment charges of approximately $5.3 million, $40.0 million and $12.4 million in 2008, 2007 and 2006, respectively, related to asset retirements. See Note 17. Damage incurred to certain of our rigs during Hurricanes Gustav and Ike in the third quarter of 2008 resulted in an involuntary conversion loss of approximately $12.0 million, net of insurance proceeds. Impairment charges and the involuntary conversion loss are included in losses (gains) on sales, retirements and impairments of long-lived assets and other expense (income), net in the consolidated statements of income.
Oil and Gas Properties
     We follow the successful efforts method of accounting for our oil and gas activities. Under the successful efforts method, lease acquisition costs and all development costs are capitalized. Proved oil and gas properties are reviewed when circumstances suggest the need for such a review and, if required, the proved properties are written down to their estimated fair value. Unproved properties are reviewed to determine if there has been impairment of the carrying value, with any such impairment charged to expense in that period. Because of the low natural gas prices at December 31, 2008, we performed an impairment test on our oil and gas properties of our wholly owned Ramshorn business unit. As a result, we recorded a non-cash pre-tax impairment to our oil and gas properties which totaled $21.5 million. We recorded impairment charges of approximately $21.9 million and $9.9 million during 2007 and 2006, respectively, related to our oil and gas properties. Estimated fair value includes the estimated present value of all reasonably expected future production, prices, and costs. Exploratory drilling costs are capitalized until the results are determined. If proved reserves are not discovered, the exploratory drilling costs are expensed. Interest costs related to financing major oil and gas projects in progress are capitalized until the projects are evaluated or until the projects are substantially complete and ready for their intended use if the projects are evaluated as successful. Other exploratory costs are expensed as incurred. Our provision for depletion is based on the capitalized costs as determined above and is determined on a property-by-property basis using the units-of-production method, with costs being amortized over proved developed reserves.
     Our oil and gas joint ventures, which we account for under the equity method of accounting, utilize the full-cost method of accounting for costs related to oil and natural gas properties. Under this method, all such costs (for both productive and nonproductive properties) are capitalized and amortized on an aggregate basis over the estimated lives of the properties using the unit-of-production method. However, these capitalized costs are subject to a ceiling test which limits such pooled costs to the aggregate of the present value of future net revenues attributable to proved oil and natural gas reserves, discounted at 10%, plus the lower of cost or market value of unproved properties. The full-cost ceiling is evaluated at the end of each quarter using then current prices for oil and natural gas, adjusted for the impact of derivatives accounted for as cash flow hedges. Our U.S., international and Canadian joint ventures recorded non-cash impairment charges for the fourth quarter of 2008 due to the full-cost ceiling limitations of which our proportional share was $207.3 million, $16.7 million and $4.3 million, respectively. There was no impairment recorded by our oil and gas joint ventures for the year ended December 31, 2007.
Goodwill
     Goodwill represents the cost in excess of fair value of the net assets of companies acquired. We review goodwill and intangible assets with indefinite lives for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount of such goodwill and intangible assets exceed their fair value.
     During the period June 30, 2008 to December 31, 2008, the decline of our stock price and declines in natural gas and oil prices led us to believe a triggering event had occurred requiring a year end goodwill impairment test. The fair values calculated in the year end impairment test were determined using discounted cash flow models involving assumptions based on our utilization of rigs, revenues, earnings from affiliates as well as direct costs, general and administrative costs, depreciation, applicable income taxes, capital expenditures and working capital requirements. Our discounted cash flow projections for each reporting unit were based on adjusted financial forecasts. Our year end impairment test of our goodwill and intangible assets required that for two of our ten reporting units that we perform the second step to measure the goodwill impairment loss. As a result, our Canada Well-servicing and Drilling operating segment and Nabors Blue Sky Ltd., one of our Canadian subsidiaries reported in our Other Operating Segments, recorded $145.4 million and $4.6 million, respectively, of non-cash pre-tax goodwill impairment charges to reduce the carrying value of these assets to their estimated fair value due to the duration of the economic downturn in Canada and the lack of uncertainty regarding eventual recovery. A prolonged period of lower natural gas and oil prices and its potential impact on our financial results could result in future goodwill impairment charges.

     The change in the carrying amount of goodwill for our various Contract Drilling segments and our Other Operating Segments for the years ended December 31, 2008 and 2007 is as follows:

		Acquisitions and			Cumulative
	Balance as of	Purchase Price	Sales and		Translation	Balance as of
(In thousands)	December 31, 2006	Adjustments	Disposals		Adjustment	December 31, 2007
Contract Drilling:
U.S. Lower 48 Land Drilling	$30,154	$—	$—		$—	$30,154
U.S. Land Well-servicing	50,839	—	—		—	50,839
U.S. Offshore	18,003	—	—		—	18,003
Alaska	19,995	—	—		—	19,995
Canada	154,157	—	—		27,110	181,267
International	18,983	—	—		—	18,983

Subtotal Contract Drilling	292,131	—	—		27,110	319,241
Other Operating Segments	70,138	8,391	(34,989	) (1)	5,651	49,191

Total	$362,269	$8,391	$(34,989)		$32,761	$368,432

		Acquisitions and	Sales,		Cumulative
	Balance as of	Purchase Price	Disposals and		Translation	Balance as of
(In thousands)	December 31, 2007	Adjustments	Impairments		Adjustment	December 31, 2008
Contract Drilling:
U.S. Lower 48 Land Drilling	$30,154	$—	$—		$—	$30,154
U.S. Land Well-servicing	50,839	—	—		—	50,839
U.S. Offshore	18,003	—	—		—	18,003
Alaska	19,995	—	—		—	19,995
Canada	181,267	—	(145,447	) (2)	(35,820)	—
International	18,983	—	—		—	18,983

Subtotal Contract Drilling	319,241	—	(145,447)		(35,820)	137,974
Other Operating Segments	49,191	284	(4,561	) (3)	(7,139)	37,775

Total	$368,432	$284	$(150,008)		$(42,959)	$175,749

(1)	Represents goodwill associated with our Sea Mar business which was sold in August 2007.

(2)	Represents goodwill impairment associated with our Canada Well-servicing and Drilling segment primarily relating to acquisitions of Enserco Energy Services Company, Inc. in 2002 and Command Drilling Corporation in 2001.

(3)	Represents goodwill impairment associated with Nabors Blue Sky Ltd. in our Other Operating segment.
     Our Oil and Gas segment does not have any goodwill. Goodwill for the consolidated company, totaling approximately $7.3 million, is expected to be deductible for tax purposes.
Derivative Financial Instruments
     We record derivative financial instruments (including certain derivative instruments embedded in other contracts) in our consolidated balance sheets at fair value as either assets or liabilities. The accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative and the resulting designation, which is established at the inception of a derivative. Accounting for derivatives qualifying as fair value hedges allows a derivative’s gains and losses to offset related results on the hedged item in the statement of income. For derivative instruments designated as cash flow hedges, changes in fair value, to the extent the hedge is effective, are recognized in other comprehensive income until the hedged item is recognized in earnings. Hedge effectiveness is measured quarterly based on the relative cumulative changes in fair value between the derivative contract and the hedged item over time. Any change in fair value resulting from ineffectiveness is recognized immediately in earnings. Any change in fair value of derivative financial instruments that are speculative in nature and do not qualify for hedge accounting treatment is also recognized immediately in earnings. Proceeds received upon termination of derivative financial instruments qualifying as fair value hedges are deferred and amortized into income over the remaining life of the hedged item using the effective interest rate method.
Litigation and Insurance Reserves
     We estimate our reserves related to litigation and insurance based on the facts and circumstances specific to the litigation and insurance claims and our past experience with similar claims. We maintain actuarially determined accruals in our consolidated balance sheets to cover self-insurance retentions. See Note 15 regarding self insurance accruals. We estimate the range of our liability related to pending litigation when we believe the amount and range of loss can be estimated. We record our best estimate of a loss when the loss is considered probable. When a liability is probable and there is a range of estimated loss with no best estimate in the range, we record the minimum estimated liability related to the lawsuits or claims. As additional information becomes available, we assess the potential liability related to our pending litigation and claims and revise our estimates.

Revenue Recognition
     We recognize revenues and costs on daywork contracts daily as the work progresses. For certain contracts, we receive lump-sum payments for the mobilization of rigs and other drilling equipment. Deferred fees related to mobilization periods are recognized over the term of the related drilling contract. Costs incurred to relocate rigs and other drilling equipment to areas in which a contract has not been secured are expensed as incurred. We defer recognition of revenue on amounts received from customers for prepayment of services until those services are provided.
     We recognize revenue for top drives and instrumentation systems we manufacture when the earnings process is complete. This generally occurs when products have been shipped, title and risk of loss have been transferred, collectibility is probable, and pricing is fixed and determinable.
     We recognize, as operating revenue, proceeds from business interruption insurance claims in the period that the applicable proof of loss documentation is received. Proceeds from casualty insurance settlements in excess of the carrying value of damaged assets are recognized in losses (gains) on sales, retirements and impairments of long-lived assets and other expense (income), net in the period that the applicable proof of loss documentation is received. Proceeds from casualty insurance settlements that are expected to be less than the carrying value of damaged assets are recognized at the time the loss is incurred and recorded in losses (gains) on sales, retirements and impairments of long-lived assets and other expense (income), net.
     We recognize reimbursements received for out-of-pocket expenses incurred as revenues and account for out-of-pocket expenses as direct costs.
     We recognize revenue on our interests in oil and gas properties as production occurs and title passes. We recognize as operating revenues gains on sales of our interests in oil and gas properties when title passes and our earnings associated with production contracts when realized.
Share-Based Compensation
     Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123(R), “Share-Based Payment,” (“SFAS 123-R”), using the modified prospective application method. Under this transition method, the Company records compensation expense for all stock option awards granted after the date of adoption and for the unvested portion of previously granted stock option awards that remain outstanding at the date of adoption. The amount of compensation cost recognized is based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123.
Income Taxes
     We are a Bermuda exempt company and are not subject to income taxes in Bermuda. Consequently, income taxes have been provided based on the tax laws and rates in effect in the countries in which our operations are conducted and income is earned. The income taxes in these jurisdictions vary substantially. Our effective tax rate for financial statement purposes will continue to fluctuate from year to year as our operations are conducted in different taxing jurisdictions.
     Effective January 1, 2007, we adopted the provisions of the FASB issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes.” In connection with the adoption of FIN 48, we recognized increases to our tax reserves for uncertain tax positions and interest and penalties which was accounted for as an increase to other long-term liabilities and as a reduction to retained earnings at January 1, 2007. Results for prior periods have not been restated.
     For U.S. and other foreign jurisdiction income tax purposes, we have net operating and other loss carryforwards that we are required to assess annually for potential valuation allowances. We consider the sufficiency of existing temporary differences and expected future earnings levels in determining the amount, if any, of valuation allowance required against such carryforwards and against deferred tax assets.
     We do not provide for U.S. or foreign income or withholding taxes on unremitted earnings of all U.S. and certain foreign entities, as these earnings are considered permanently reinvested. Unremitted earnings, representing tax basis accumulated earnings and profits, totaled approximately $537.7 million, $477.6 million and $397.5 million as of December 31, 2008, 2007 and 2006, respectively. It is not practicable to estimate the amount of deferred income taxes associated with these unremitted earnings.
     In circumstances where our drilling rigs and other assets are operating in certain foreign taxing jurisdictions, and it is expected that we will redeploy such assets before they give rise to future tax consequences, we do not recognize any deferred tax liabilities on the earnings from these assets.

     Nabors realizes an income tax benefit associated with certain stock options issued under its stock plan. Prior to our adoption of SFAS 123-R, these benefits were reflected as an increase in capital in excess of par, and were not reflected in our consolidated income statements. Since adoption of SFAS 123-R, we recognize the benefits related to tax deductions up to the amount of the compensation expense recorded for the award in the consolidated income statement. Any excess tax benefit is reflected as an increase in capital in excess of par.
Foreign Currency Translation
     For certain of our foreign subsidiaries, such as those in Canada and Argentina, the local currency is the functional currency, and therefore translation gains or losses associated with foreign-denominated monetary accounts are accumulated in a separate section of shareholders’ equity. For our other international subsidiaries, the U.S. dollar is the functional currency, and therefore local currency transaction gains and losses, arising from remeasurement of payables and receivables denominated in local currency, are included in our consolidated statements of income.
Cash Flows
     We treat the redemption price, including accrued original issue discount, on our convertible debt instruments as a financing activity for purposes of reporting cash flows in our consolidated statements of cash flows.
Use of Estimates
     The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the balance sheet date and the amounts of revenues and expenses recognized during the reporting period. Actual results could differ from such estimates. Areas where critical accounting estimates are made by management include:
•	financial instruments;

•	depreciation and amortization of property, plant and equipment;

•	impairment of long-lived assets;

•	impairment of goodwill and intangible assets;

•	impairment of oil and gas properties;

•	income taxes;

•	litigation and self-insurance reserves;

•	fair value of assets acquired and liabilities assumed; and

•	share-based compensation.
Recent Accounting Pronouncements
     In December 2007 the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 141(R), “Business Combinations.” This statement retains the fundamental requirements in SFAS No. 141, “Business Combinations” that the acquisition method of accounting be used for all business combinations and expands the same method of accounting to all transactions and other events in which one entity obtains control over one or more other businesses or assets at the acquisition date and in subsequent periods. This statement replaces SFAS No. 141 by requiring measurement at the acquisition date of the fair value of assets acquired, liabilities assumed and any noncontrolling interest. Additionally, SFAS No. 141(R) requires that acquisition-related costs, including restructuring costs, be recognized as expense separately from the acquisition. SFAS No. 141(R) applies prospectively to business combinations for fiscal years beginning after December 15, 2008. We will adopt SFAS No. 141(R) beginning January 1, 2009 and apply to future acquisitions.
     In December 2007 the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.” This statement establishes the accounting and reporting standards for a noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests and applies prospectively to business combinations for fiscal years beginning after December 15, 2008. We will adopt SFAS No. 160 beginning January 1, 2009. We are currently evaluating the impact that this pronouncement may have on our consolidated financial statements.
     In September 2006 the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements for financial assets and liabilities, as well as for any other assets and liabilities that are carried at fair value on a recurring basis in financial statements. SFAS No. 157 is effective with respect to financial assets and liabilities for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. SFAS No. 157 applies prospectively to financial assets and liabilities. There is a one-year deferral for the implementation of SFAS No. 157 for nonfinancial assets and liabilities measured on a nonrecurring basis. Effective January 1, 2008, we adopted the provisions of SFAS No. 157 relating to financial assets and liabilities. The new disclosures regarding the level of pricing observability associated with financial instruments carried at fair value is provided in Note 3. The adoption of SFAS No. 157 with respect to financial assets and liabilities did not have a material financial impact on our consolidated results of operations or financial condition. We are currently evaluating the impact of implementation with respect to nonfinancial assets and liabilities measured on a nonrecurring basis on our consolidated financial statements, which will be primarily limited to asset impairments including goodwill, intangible assets and other long-lived assets, assets acquired and liabilities assumed in a business combination and asset retirement obligations.
     In October 2008 the FASB issued Staff Position (“FSP”) SFAS No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.” This FSP clarifies the application of SFAS No. 157 in an inactive market and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. This FSP was effective October 10, 2008 and must be applied to prior periods for which financial statements have not been issued. The application of this FSP did not have a material impact on our consolidated financial statements.
     In February 2007 the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115.” This statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157. The adoption of SFAS No. 159 did not have a material impact on our consolidated results of operations or financial condition as we have not elected to apply the provisions to our financial instruments or other eligible items that are not required to be measured at fair value.
     In March 2008 the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an Amendment to FASB Statement No. 133.” This statement is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced qualitative and quantitative disclosures regarding derivative instruments, gains and losses on such instruments and their effects on an entity’s financial position, financial performance and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. We are currently evaluating the impact that this pronouncement may have on our consolidated financial statements.
     In May 2008 the FASB issued FSP APB No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” The FSP clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants.” Effective January 1, 2009, we adopted the provisions of this FSP and applied them, on a retrospective basis, to our consolidated financial statements, including those presented herein. The impact of the FSP is provided in Notes 7, 9, 10, 11, 16, 17, 18, 20 and 21.
     In June 2008 the FASB issued FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” This EITF provides that securities which are granted in share-based transactions are “participating securities” prior to vesting if they have a nonforfeitable right to participate in any dividends, and such securities therefore, should be included in computing basic earnings per share. Effective January 1, 2009, we adopted the provisions of this EITF and applied them, on a retrospective basis, to our consolidated financial statements, including those presented herein. The impact of the EITF is provided in Notes 16 and 18.
     In December 2008 the SEC issued a Final Rule, “Modernization of Oil and Gas Reporting.” This Final Rule revises certain oil and gas reporting disclosures in Regulation S-K and Regulation S-X under the Securities Act and the Exchange Act, as well as Industry Guide 2. The amendments are designed to modernize and update oil and gas disclosure requirements to align them with current practices and changes in technology. Additionally, this new accounting standard requires that entities use a trailing twelve month average natural gas and oil price when performing the full cost ceiling test calculation which will impact the accounting by our oil and gas joint ventures. The disclosure requirements are effective for registration statements filed on or after January 1, 2009 and for annual financial statements filed on or after December 31, 2009. We are currently evaluating the impact that this Final Rule may have on our consolidated financial statements.
     In December 2008 the FASB issued FSP SFAS No. 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities.” This FSP increases disclosure requirements for public companies by amending SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” to require additional information about a transferors’ continuing involvement with transferred financial assets and amending FASB Interpretation No. 46(R) (“FIN 46(R)”), “Consolidation of Variable Interest Entities” to require additional disclosure about their involvement with variable interest entities. This FSP is effective for reporting periods that end after December 15, 2008. The new disclosures requirements did not have an impact on our financial statements.
     In January 2009 the FASB issued FSP EITF 99-20-a, “Amendments to the Impairment and Interest Income Measurement Guidance of EITF Issue No. 99-20.” This FSP amends EITF Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets” and applies to the evaluation of impairment of beneficial interests in securitized financial assets. The amendment requires that other-than-temporary impairments be recognized when there has been a “probable” adverse change in estimated cash flows and removes the references to a market participant view of determining estimated cash flows. This FSP is effective for reporting periods that end after December 15, 2008. The adoption of this FSP did not have a significant impact on our financial statements.
Note 3 Financial Instruments
     Effective January 1, 2008, we adopted the provisions of SFAS No. 157, “Fair Value Measurements”, which among other things, requires enhanced disclosures about assets and liabilities carried at fair value.
     As defined in SFAS No. 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). We utilize market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. We primarily apply the market approach for recurring fair value measurements and endeavor to utilize the best information available. Accordingly, we utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The use of unobservable inputs is intended to allow for fair value determinations in situations in which there is little, if any, market activity for the asset or liability at the measurement date. We are able to classify fair value balances based on the observability of those inputs. SFAS No. 157 establishes a fair value hierarchy such that Level 1 measurements include unadjusted quoted market prices for identical assets or liabilities in an active market, Level 2 measurements include quoted market prices for identical assets or liabilities in an active market which have been adjusted for items such as effects of restrictions for transferability and those that are not quoted but are observable through corroboration with observable market data, including quoted market prices for similar assets, and Level 3 measurements include those that are unobservable and of a highly subjective measure.
     The following table sets forth, by level within the fair value hierarchy, our financial assets and liabilities that are accounted for at fair value on a recurring basis as of December 31, 2008. As required by SFAS No. 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

Recurring Fair Value Measurements

	At Fair Value as of December 31, 2008
	Level	Level	Level
(In thousands)	1	2	3	Total
Assets:
Short-term investments:
Available-for-sale equity securities	$55,453	$—	$	$55,453
Available-for-sale debt securities	47,825	24,617	—	72,442
Trading securities	14,263	—	—	14,263

Total investments	$117,541	$24,617	$—	$142,158

Liabilities:
Derivative contract	$—	$4,723	$—	$4,723

Note 4 Share-Based Compensation
     Compensation expense related to awards of restricted stock totaled $44.6 million, $26.4 million and $11.8 million for the years ended December 31, 2008, 2007 and 2006, respectively, and is included in direct costs and general and administrative expenses in our consolidated statements of income. Total share-based compensation expense, which includes both stock options and restricted stock, totaled $45.4 million, $33.5 million and $79.9 million for the years ended December 31, 2008, 2007 and 2006, respectively. Total share-based compensation expense for 2006 includes a $51.6 million non-cash charge related to our 2006 employee stock option review. Share-based compensation expense has been allocated to our various operating segments. See Note 20.
     SFAS 123-R requires the cash flows resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. The actual tax benefit realized from options exercised during the years ended December 31, 2008, 2007 and 2006 was $7.6 million, $3.3 million and $5.2 million, respectively.
     Under the provisions of SFAS 123-R, the recognition of unearned compensation, a contra-equity account representing the amount of unrecognized restricted stock compensation expense, is no longer required. Therefore, in the first quarter of 2006 the unearned compensation amount that was included in our December 31, 2005 consolidated balance sheet in the amount of $15.6 million was reduced to zero with a corresponding decrease to capital in excess of par value.
Stock Option Plans
     As of December 31, 2008, we have several stock plans under which options to purchase Nabors’ common shares may be granted to key officers, directors and managerial employees of Nabors and its subsidiaries. Options granted under the plans generally are at prices equal to the fair market value of the shares on the date of the grant. Options granted under the plans generally are exercisable in varying cumulative periodic installments after one year. In the case of certain key executives, options granted under the plans are subject to accelerated vesting related to targeted common share prices, or may vest immediately on the grant date. Options granted under the plans cannot be exercised more than ten years from the date of grant. Options to purchase 15.6 million and 14.4 million Nabors common shares remained available for grant as of December 31, 2008 and 2007, respectively. Of the common shares available for grant as of December 31, 2008, approximately 14.8 million of these shares are also available for issuance in the form of restricted shares.
     The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model which uses assumptions for the risk-free interest rate, volatility, dividend yield and the expected term of the options. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for a period equal to the expected term of the option. Expected volatilities are based on implied volatilities from traded options on the Nabors’ common shares, historical volatility of Nabors’ common shares, and other factors. We do not assume any dividend yield, as the Company does not pay dividends. We use historical data to estimate the expected term of the options and employee terminations within the option-pricing model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of the options represents the period of time that the options granted are expected to be outstanding.
     We also consider an estimated forfeiture rate for these option awards, and we only recognize compensation cost for those shares that are expected to vest, on a straight-line basis over the requisite service period of the award, which is generally the vesting term of three to five years. The forfeiture rate is based on historical experience. Estimated forfeitures have been adjusted to reflect actual forfeitures during 2008.

     As a result of our internal stock option review concluded in the first quarter of 2007, we determined that the exercise price for certain of our employee stock options was less than the fair market value of one of our common shares on the date the options were granted. On November 29, 2007, we made an offer to eligible employees to amend certain outstanding options granted under the Nabors Industries, Inc. 1996 Employee Stock Plan and the Nabors Industries, Inc. 1998 Employee Stock Plan to increase the exercise price per share to the fair market value of a common share of Nabors on each option’s measurement date for financial accounting purposes and to make to eligible employees a cash payment equal to the difference between the new exercise price per share of the amended option and the original exercise price per share, multiplied by the number of unexercised eligible options. As a result of the tender offer, we cancelled options with a fair value of $24.3 million, replaced with a new award of options with a fair value of $22.2 million and paid $3.3 million in cash. This resulted in $1.2 million of additional compensation expense.
     Other than those discussed above, there were no stock options granted, and as a result, no fair value determinations were made during the years ended December 31, 2008, 2007 or 2006. Stock option transactions under the Company’s various stock-based employee compensation plans are presented below:

			Weighted-Average	Aggregate
		Weighted-Average	Remaining	Intrinsic
Options	Shares	Exercise Price	Contractual Term	Value
(In thousands, except exercise price)
Options outstanding as of December 31, 2007	28,354	$22.06
Granted	—	—
Exercised	(2,480)	22.84
Forfeited	(16)	26.29

Options outstanding as of December 31, 2008	25,858	$21.99	4.05 years	$663

Options exercisable as of December 31, 2008	25,858	$21.99	4.05 years	$663

     Of the options outstanding, 25.9 million, 27.8 million and 34.3 million were exercisable at weighted-average exercise prices of $21.99, $22.03 and $21.85, as of December 31, 2008, 2007 and 2006, respectively. There were no options granted during the years ended December 31, 2008, 2007 or 2006.
     A summary of our nonvested stock options as of December 31, 2008, and the changes during the year then ended is presented below:

		Weighted-Average
Nonvested Stock Options		Grant-Date Fair
(In thousands, except fair values)	Outstanding	Value
Nonvested as of December 31, 2007	602	$7.19
Granted	—	—
Vested	(598)	7.19
Forfeited	(4)	6.95

Nonvested as of December 31, 2008	—	$—

     The total intrinsic value of options exercised during the years ended December 31, 2008, 2007 and 2006 was $43.6 million, $76.2 million and $17.8 million, respectively. The total fair value of options that vested during the years ended December 31, 2008, 2007 and 2006 was $4.3 million, $11.9 million and $30.1 million, respectively.
     As of December 31, 2008, there was no future compensation cost related to nonvested options.
Restricted Stock and Restricted Stock Units
     Our stock plans allow grants of restricted stock. Restricted stock is issued on the grant date, but is restricted as to transferability. Restricted stock vests in varying periodic installments ranging from 3 to 5 years.
     A summary of our restricted stock as of December 31, 2008, and the changes during the year then ended, is presented below:

		Weighted-Average
		Grant-Date Fair
Restricted Stock	Outstanding	Value
(In thousands, except fair values)
Nonvested as of December 31, 2007	2,500	$30.47
Granted	4,983	20.68
Vested	(1,383)	31.03
Forfeited	(142)	30.55

Nonvested as of December 31, 2008	5,958	$22.25

     The fair value of restricted stock that vested during the year ended December 31, 2008, 2007 and 2006 was $39.6 million, $13.2 million and $4.8 million, respectively.
     As of December 31, 2008, there was $104.3 million of total future compensation cost related to nonvested restricted stock awards. That cost is expected to be recognized over a weighted-average period of 1.2 years. We expect substantially all of the nonvested restricted stock awards to vest.
     During February and October 2008, the Company awarded 921,100 and 2,078,900 shares of restricted stock, respectively, to the Chairman and Chief Executive Officer and 390,777 and 851,246 shares of restricted stock, respectively, to the Deputy Chairman, President and Chief Operating Officer. These awards had an aggregate value at the respective dates of grant of $28.5 million and $28.4 million for the Chairman and Chief Executive Officer and $12.1 million and $11.6 million for the Deputy Chairman, President and Chief Operating Officer. The awards will vest over a period of approximately three years. See Note 15 regarding employment contracts.
Note 5 Acquisitions
     On January 3, 2006, we completed an acquisition of 1183011 Alberta Ltd., a wholly owned subsidiary of Airborne Energy Solutions Ltd., through the purchase of all common shares outstanding for cash for a total purchase price of Cdn. $41.7 million (U.S. $35.8 million). In addition, we assumed debt, net of working capital, totaling approximately Cdn. $10.0 million (U.S. $8.6 million). Nabors Blue Sky Ltd. (formerly 1183011 Alberta Ltd.) owns 42 helicopters and fixed-wing aircraft and owns and operates a fleet of heliportable well-service equipment. The purchase price has been allocated based on final valuations of the fair value of assets acquired and liabilities assumed as of the acquisition date and resulted in goodwill of approximately U.S. $18.8 million. During the fourth quarter of 2008, the results of our year end impairment test of goodwill and intangible assets indicated a permanent impairment to goodwill and to an intangible asset of Nabors Blue Sky Ltd. As such, we recorded a non-cash impairment charge and writedown of intangible assets of $4.6 million and $4.6 million, respectively. See Note 2 – Summary of Significant Accounting Policies.
     On May 31, 2006, we completed an acquisition of Pragma Drilling Equipment Ltd.’s business, which manufactures catwalks, iron roughnecks and other related oilfield equipment, through an asset purchase consisting primarily of intellectual property for a total purchase price of Cdn. $46.1 million (U.S. $41.5 million). The purchase price has been allocated based on final valuations of the fair market value of assets acquired and liabilities assumed as of the acquisition date and resulted in goodwill of approximately U.S. $10.5 million.
Note 6 Cash and Cash Equivalents and Investments
     Our cash and cash equivalents, short-term and long-term investments and other receivables consist of the following:

	December 31,
(In thousands)	2008	2007
Cash and cash equivalents	$442,087	$531,306

Short-term investments:
Trading equity securities	14,263	—
Available-for-sale equity securities	55,453	—
Available-for-sale debt securities	72,442	235,745

Total short-term investments	142,158	235,745

Long-term investments and other receivables	239,952	359,534

Total cash and cash equivalents and investments	$824,197	$1,126,585

     Certain information related to our cash and cash equivalents and short-term investments follows:

	December 31,
	2008			2007
		Gross	Gross		Gross	Gross
		Unrealized	Unrealized		Unrealized	Unrealized
	Fair	Holding	Holding	Fair	Holding	Holding
(In thousands)	Value	Gains	Losses	Value	Gains	Losses
Cash and cash equivalents	$442,087	$—	$—	$531,306	$—	$—

Short-term investments:
Trading equity securities	14,263	8,538	—	—	—	—

Available-for-sale equity securities	55,453	23,440	(30,449)	—	—	—

Available-for-sale debt securities:
Commercial paper and CDs	1,119	—	—	—	—	—
Corporate debt securities	40,302	—	(32,322)	95,456	—	(22)
U.S. Government debt securities	1,816	—	—	20,048	257	—
Government agencies debt securities	—	—	—	39,634	245	—
Mortgage-backed debt securities	7,619	13	(152)	6,788	27	—
Mortgage-CMO debt securities	15,326	160	(782)	23,784	22	—
Asset-backed debt securities	6,260	—	(1,150)	50,035	—	(29)

Total available-for-sale debt securities	72,442	173	(34,406)	235,745	551	(51)

Total available-for-sale securities	127,895	23,613	(64,855)	235,745	551	(51)

Total short-term investments	142,158	32,151	(64,855)	235,745	—	—

Total cash, cash equivalents and short-term investments	$584,245	$32,151	$(64,855)	$767,051	$551	$(51)

     We recorded unrealized holding gains on equity securities classified as trading totaling $8.5 million during 2008. We had no equity securities classified as trading during 2007 or 2006.
     Certain information related to the gross unrealized losses of our cash and cash equivalents and short-term investments follows:

	As of December 31, 2008
	Less Than 12 Months		More Than 12 Months
		Gross		Gross
		Unrealized		Unrealized
(In thousands)	Fair Value	Loss	Fair Value	Loss
Available-for-sale equity securities (1)	$16,298	$30,449	$—	$—
Available-for-sale debt securities:
Corporate debt securities (2)	34,793	31,963	5,509	359
Mortgage-backed debt securities (3)	—	—	5,374	152
Mortgage-CMO debt securities (3)	—	—	7,867	782
Asset-backed debt securities (3)	—	—	6,251	1,150

Total available-for-sale debt securities	34,793	31,963	25,001	2,443

Total	$51,091	$62,412	$25,001	$2,443

(1)	Our unrealized loss on investments in equity securities represents a single investment of approximately $45 million. The severity of the impairment and the duration of the impairment, which is less than 3 months, correlates with the deteriorating global economic environment during late 2008. We have evaluated the near-term prospects of the issuer in relation to the severity and duration of the impairment. As of December 31, 2008, we do not consider a 3-month decline in the trading price per share of this investment to be other-than-temporarily impaired.

(2)	Our unrealized loss on investments held less than a year in corporate debt securities primarily relates to a single $65 million investment in MBIA Inc. These bonds were rated “A” by Standard & Poors and “Baa3” by Moody’s as of December 31, 2008. We currently do not believe it is probable that we will be unable to collect all amounts due according to the contractual terms of the investment. The impairment of this investment was evaluated based on a variety of factors, including the length of time and extent to which the market value has been less than cost, the financial condition of the issuer of the security, and our intent and ability to hold the security to recovery. Based on that evaluation and our ability and intent to hold this investment until a recovery of fair value, which may not be until maturity, we do not consider this investment to be other-than-temporarily impaired at December 31, 2008.

(3)	Our unrealized losses on available-for-sale debt securities held for more than one year are comprised of various types of securities, seven of which have impairment greater than $.1 million or 62% of the $2.4 million gross unrealized losses. Each security has a rating from “A” to “AAA” from Standard & Poors and “A2” to “Aaa” from Moody’s and is considered of high credit quality. We have the ability and intent to hold these investments until a recovery of fair value, which may not be until maturity, and do not consider these investments to be other- than-temporarily impaired at December 31, 2008.
     The estimated fair values of our corporate, U.S. Government, mortgage-backed, mortgage-CMO and asset-backed debt securities at December 31, 2008, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to repay obligations without prepayment penalties and we may elect to sell the securities prior to the maturity date.

Estimated
Fair Value
(In thousands)	2008
Debt securities:
Due in one year or less	$6,215
Due after one year through five years	5,532
Due in more than five years	60,695

Total debt securities	$72,442

     Certain information regarding our debt and equity securities is presented below:

	Year Ended December 31,
(In thousands)	2008	2007	2006
Available-for-sale:
Proceeds from sales and maturities	$202,382	$531,230	$1,324,882
Realized gains, net of realized losses	180	49,947	3,073
Note 7 Property, Plant and Equipment
     The major components of our property, plant and equipment are as follows:

	December 31,
(In thousands)	2008	2007
Land	$22,958	$26,732
Buildings	79,094	84,000
Drilling, workover and well-servicing rigs, and related equipment	8,557,616	7,624,840
Marine transportation and supply vessels	13,663	13,663
Oilfield hauling and mobile equipment	501,163	417,308
Other machinery and equipment	115,074	92,792
Oil and gas properties	633,537	445,035
Construction in process (1)	444,878	477,343

	10,367,983	9,181,713
Less: accumulated depreciation and amortization	(2,758,940)	(2,278,106)
accumulated depletion on oil and gas properties	(277,084)	(234,594)

	$7,331,959	$6,669,013

(1)	Relates to amounts capitalized for new or substantially new drilling, workover and well-servicing rigs that were under construction and had not yet been placed in service as of December 31, 2008 or 2007.
     Repair and maintenance expense included in direct costs in our consolidated statements of income totaled $476.6 million, $438.0 million and $410.6 million for the years ended December 31, 2008, 2007 and 2006, respectively.
     Interest costs of $29.8 million, $34.6 million and $17.8 million were capitalized during the years ended December 31, 2008, 2007 and 2006, respectively.
Note 8 Investments in Unconsolidated Affiliates
     Our principal investment in unconsolidated affiliates accounted for using the equity method include a construction and logistics operation in Alaska (50% ownership), drilling and workover operations located in Saudi Arabia (51% ownership) and oil and gas exploration, development and production joint ventures in the U.S. and international entities (49.7% ownership) and Canadian entity

(50% ownership). These unconsolidated affiliates are integral to our operations in those locations. See Note 14 for a discussion of transactions with these related parties.
     As of December 31, 2008 and 2007, our investments in net assets of unconsolidated affiliates accounted for using the equity method totaled $410.8 million and $383.4 million, respectively, and our investments in net assets of unconsolidated affiliates accounted for using the cost method totaled $.9 million and $21.4 million, respectively. Combined condensed financial data for investments in unconsolidated affiliates is summarized as follows:

	December 31,
(In thousands)	2008	2007
Current assets	$408,960	$260,766
Long-term assets	916,191	801,333
Current liabilities	294,701	161,761
Long-term liabilities	185,281	128,073

	Year Ended December 31,
(In thousands)	2008	2007	2006
Gross revenues	$827,044	$589,923	$486,347
Gross margin	142,763	94,952	85,700
Net income (loss)	(444,470)	35,332	45,123
Nabors’ earnings (losses) from unconsolidated affiliates	(229,834)	17,724	20,545
     Cumulative undistributed (losses) earnings of our unconsolidated affiliates included in our retained earnings as of December 31, 2008 and 2007 totaled approximately $(157.7) million and $69.9 million, respectively. Our Earnings (losses) from Unconsolidated Affiliates line in our income statement our proportionate share of non-cash pre-tax full cost ceiling test writedowns of $207.3 million, $16.7 million and $4.3 million, respectively, from our U.S., international and Canadian joint ventures. These writedowns from our U.S., international and Canadian joint ventures are included in our Oil and Gas operating segment results.
     As of December 31, 2007, we had a $21.4 million investment in unconsolidated affiliates accounted for using the cost method of accounting for an 18% ownership interest in a manufacturer of drilling rigs and equipment. The cost recorded was determined based on our estimate of the fair value of the shares that we received of the privately held company. During March 2008 our investment in this privately held company became a marketable equity security subsequent to a public offering on the Hong Kong Stock Exchange. Accordingly, we have accounted for this investment as a marketable equity security in accordance with the provisions of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” See Note 6.
Note 9 Financial Instruments and Risk Concentration
     We may be exposed to certain market risks arising from the use of financial instruments in the ordinary course of business. These risks arise primarily as a result of potential changes in the fair market value of financial instruments that would result from adverse fluctuations in foreign currency exchange rates, credit risk, interest rates, and marketable and non-marketable security prices as discussed below.
Foreign Currency Risk
     We operate in a number of international areas and are involved in transactions denominated in currencies other than U.S. dollars, which exposes us to foreign exchange rate risk. The most significant exposures arise in connection with our operations in Canada, which usually are substantially unhedged.
     At various times, we utilize local currency borrowings (foreign currency-denominated debt), the payment structure of customer contracts and foreign exchange contracts to selectively hedge our exposure to exchange rate fluctuations in connection with monetary assets, liabilities, cash flows and commitments denominated in certain foreign currencies. A foreign exchange contract is a foreign currency transaction, defined as an agreement to exchange different currencies at a given future date and at a specified rate.
Credit Risk
     Our financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash equivalents, investments in marketable and non-marketable securities, accounts receivable and our range cap and floor derivative instrument. Cash equivalents such as deposits and temporary cash investments are held by major banks or investment firms. Our investments in marketable and non-marketable securities are managed within established guidelines which limit the amounts that may be invested with any one issuer and which provide guidance as to issuer credit quality. We believe that the credit risk in our cash and investment portfolio is minimized as a result of the mix of our investments. In addition, our trade receivables are with a variety of U.S., international and foreign-country national oil and gas companies. Management considers this credit risk to be limited due to the financial resources of these companies. We perform ongoing credit evaluations of our customers and we generally do not require material collateral. However, we do occasionally require prepayment of amounts from customers whose creditworthiness is in question prior to provision of services to those customers. We maintain reserves for potential credit losses, and such losses have been within management’s expectations.
Interest Rate and Marketable and Non-marketable Security Price Risk
     Our financial instruments that are potentially sensitive to changes in interest rates include our $2.75 billion 0.94% senior exchangeable notes, our 4.875%, 5.375% and 6.15% senior notes, our range cap and floor derivative instrument, our investments in debt securities (including corporate, asset-backed, U.S. Government, foreign government, mortgage-backed debt and mortgage-CMO debt securities) and our investments in overseas funds investing primarily in a variety of public and private U.S. and non-U.S. securities (including asset-backed securities and mortgage-backed securities, global structured asset securitizations, whole loan mortgages, and participations in whole loans and whole loan mortgages), which are classified as non-marketable securities.
     We may utilize derivative financial instruments that are intended to manage our exposure to interest rate risks. The use of derivative financial instruments could expose us to further credit risk and market risk. Credit risk in this context is the failure of a counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty would owe us, which can create credit risk for us. When the fair value of a derivative contract is negative, we would owe the counterparty, and therefore, we would not be exposed to credit risk. We attempt to minimize credit risk in derivative instruments by entering into transactions with major financial institutions that have a significant asset base. Market risk related to derivatives is the adverse effect to the value of a financial instrument that results from changes in interest rates. We try to manage market risk associated with interest-rate contracts by establishing and monitoring parameters that limit the type and degree of market risk that we undertake.
     On October 21, 2002, we entered into an interest rate swap transaction with a third-party financial institution to hedge our exposure to changes in the fair value of $200 million of our fixed rate 5.375% senior notes due 2012, which has been designated as a fair value hedge. Additionally, on October 21, 2002, we purchased a LIBOR range cap and sold a LIBOR floor, in the form of a cashless collar, with the same third-party financial institution with the intention of mitigating and managing our exposure to changes in the three-month U.S. dollar LIBOR rate. This transaction does not qualify for hedge accounting treatment, and any change in the cumulative fair value of this transaction will be reflected as a gain or loss in our consolidated statements of income. In June 2004, we unwound $100 million of the $200 million range cap and floor derivative instrument. During the fourth quarter of 2005, we unwound the interest rate swap resulting in a loss of $2.7 million, which has been deferred and will be recognized as an increase to interest expense over the remaining life of our 5.375% senior notes due 2012.
     The fair value of our range cap and floor transaction is recorded as a derivative liability, included in other long-term liabilities, and totaled approximately $4.7 million as of December 31, 2008 and was nominal as of December 31, 2007. We recorded losses of approximately $4.7 million and $1.3 million for the years ended December 31, 2008 and 2007, respectively, and gain of $1.4 million for the year ended December 31, 2006, related to this derivative instrument; such amounts are included in losses (gains) on sales, retirements and impairments of long-lived assets and other expense (income), net in our consolidated statements of income.
     In September 2008 we entered into a three-month written put option for 1 million of our common shares with a strike price of $25 per common share. We settled this contract during the fourth quarter of 2008 and paid cash of $22.6 million, net of the premium received on this contract, and recognized a loss of $9.9 million which is included in losses (gains) on sales, retirements and impairments of long-lived assets and other expense (income), net in our consolidated statements of income.
Fair Value of Financial Instruments
     As of January 1, 2008, we adopted FAS No. 157 and have estimated the fair value of our financial instruments in accordance with this framework. The fair value of our fixed rate long-term debt is estimated based on quoted market prices or prices quoted from third-party financial institutions. The carrying and fair values of our long-term debt, including the current portion, are as follows:

	December 31,
	2008		2007
(In thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
$2.75 billion, 0.94% senior exchangeable notes due May 2011	$2,362,822	$2,199,500	$2,338,226	$2,595,313
$975 million, 6.15% senior notes due February 2018	963,859	835,244	—	—
$700 million zero coupon senior exchangeable notes due June 2023	—	—	691,306	696,990
5.375% senior notes due August 2012 (1)	272,724	262,411	272,097	279,043
4.875% senior notes due August 2009	224,829	227,239	224,562	225,709
$82.8 million zero coupon convertible senior debentures due February 2021	—	—	59,774	56,897
Other	1,329	1,329	—	—

	$3,825,563	$3,525,723	$3,585,965	$3,853,952

(1)	Includes $1.5 million and $1.9 million as of December 31, 2008 and 2007, respectively, related to the unamortized loss on the interest rate swap that was unwound during the fourth quarter of 2005.
     The fair values of our cash equivalents, trade receivables and trade payables approximate their carrying values due to the short-term nature of these instruments.
     We maintain an investment portfolio of short-term and long-term investments that exposes us to price risk. See Note 6. As of December 31, 2008, our short-term investments were carried at fair market value and included $127.9 million and $14.3 million in securities classified as available-for-sale and trading, respectively. As of December 31, 2007, our short-term investments were carried at fair market value and included $235.7 million in securities classified as available-for-sale. Certain of our long-term investments are also carried at fair value. See Note 2. The fair value of our long-term investments in actively managed funds totaled $15.7 million and $236.3 million as of December 31, 2008 and 2007, respectively. We had no investments classified as trading as of December 31, 2007.
Note 10 Debt
     Effective January 1, 2009, we adopted FASB issued FSP APB No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” The FSP clarifies the position that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants.” The FSP requires that convertible debt instruments be accounted for with a liability component based on the fair value of a similar nonconvertible debt instrument and an equity component based on the excess of the initial proceeds from the convertible debt instrument over the liability component. Such excess represents proceeds related to the conversion option and is recorded as capital in excess of par value. The liability is recorded at a discount, which is then amortized as additional non-cash interest expense over the convertible debt instrument’s expected life. Our adoption of this FSP has been applied retrospectively to past periods presented for all convertible debt instruments within its scope for the period of adoption. Both, our $2.75 billion 0.94% senior exchangeable notes issued May 2006 and our $700 million zero coupon senior exchangeable notes issued June 2003, are within the scope of this FSP.
     Under the provisions of this FSP, the following assumptions were made in our adoption:

$700 million zero
	coupon senior	$2.75 billion 0.94% senior
Assumptions	exchangeable notes	exchangeable notes
Date of issue	June 2003	May 2006
Expected maturity date	June 2008	May 2011
Amortization period	5 years	5 years
Nonconvertible debt borrowing rate	2.8%	6.1%
Tax rate over term of debt	37%	37%

     The balances of the liability and equity components as of each period presented are as follows:

	December 31,
(in thousands)	2008	2007
Equity component – net carrying value	$583,212	$672,468

Liability component:
Face amount due at maturity	$2,650,000	$3,450,000
Less: Unamortized discount	(287,178)	(420,468)

Liability component — net carrying value	$2,362,822	$3,029,532

     The remaining debt discount is being amortized into interest expense over the expected remaining life of the convertible debt instruments using the effective interest rate. Interest expense related to the convertible debt instruments was recognized as follows:

	Years Ended December 31,
(in thousands)	2008	2007	2006
Interest expense on convertible debt instruments:
Contractual coupon interest	$25,693	$25,850	$15,549
Amortization of debt discount	121,916	125,929	82,237

Total interest expense	$147,609	$151,779	$97,786

     Long-term debt consists of the following:

	December 31,
(In thousands)	2008	2007
$2.75 billion 0.94% senior exchangeable notes due May 2011	$2,362,822	$2,338,226
$975 million, 6.15% senior notes due February 2018	963,859	—
$700 million zero coupon senior exchangeable notes due June 2023	—	691,306
5.375% senior notes due August 2012 (1)	272,724	272,097
4.875% senior notes due August 2009 (2)	224,829	224,562
$82.8 million zero coupon convertible senior debentures due February 2021	—	59,774
Other	1,329	—

	3,825,563	3,585,965
Less: current portion	225,030	691,306

	$3,600,533	$2,894,659

(1)	The amount presented for the year ended December 31, 2008 and 2007 includes $1.5 million and $1.9 million, respectively, related to the unamortized loss on the interest rate swap executed on October 21, 2002 and unwound during the fourth quarter of 2005. See Note 9.

(2)	Represents Nabors Holdings 1, ULC’s 4.875% senior notes due August 2009 which were classified as current liabilities as of September 30, 2008.
     As of December 31, 2008, the maturities of our primary debt for each of the five years after 2008 and thereafter are as follows:

(In thousands)	Paid at Maturity
2009	$225,000	(1)
2010	—
2011	2,650,000	(2)
2012	275,000	(3)
2013	—
Thereafter	975,000	(4)

	$4,125,000

(1)	Represents our $225 million 4.875% senior notes due August 2009.

(2)	Represents our $2.75 billion 0.94% senior exchangeable notes due May 2011.

(3)	Represents our $275 million 5.375% senior notes due August 2012.

(4)	Represents our $975 million 6.15% senior notes due February 2018.
$975 million Senior Notes Due February 2018
     On February 20, 2008, Nabors Delaware completed a private placement of $575 million aggregate principal amount of 6.15% senior notes due 2018 with registration rights, which are unsecured and are fully and unconditionally guaranteed by us. On July 22, 2008, Nabors Delaware completed a private placement of $400 million aggregate principal amount of 6.15% senior notes due 2018 with registration rights, which are unsecured and are fully and unconditionally guaranteed by us. These new senior notes were an additional issuance under the indenture pursuant to which Nabors Delaware issued $575 million 6.15% senior notes due 2018 on February 20, 2008 described above and are subject to the same rates, terms and conditions and together will be treated as a single class of debt securities under the indenture (together $975 million senior notes due 2018). The issue of senior notes was resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act and to certain investors outside of the United States under Regulation S of the Securities Act. The senior notes bear interest at a rate of 6.15% per year, payable semiannually on February 15 and August 15 of each year, beginning August 15, 2008. The senior notes will mature on February 15, 2018.
     The senior notes are unsecured and are effectively junior in right of payment to any of Nabors Delaware’s future secured debt. The senior notes rank equally with any of Nabors Delaware’s other existing and future unsubordinated debt and are senior in right of payment to any of Nabors Delaware’s future senior subordinated debt. Our guarantee of the senior notes is unsecured and ranks equal in right of payments to all of our unsecured and unsubordinated indebtedness from time to time outstanding. The senior notes are subject to redemption by Nabors Delaware, in whole or in part, at any time at a redemption price equal to the greater of (i) 100% of the principal amount of the senior notes then outstanding to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest, determined in the manner set forth in the indenture. In the event of a change control triggering event, as defined in the indenture, the holders of senior notes may require Nabors Delaware to purchase all or any part of each senior note in cash equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase, except to the extent Nabors Delaware have exercised its right to redeem the senior notes. Nabors Delaware is using the proceeds of the offering of the senior notes for general corporate purposes, including the repayment of debt.
     On August 20, 2008, we and Nabors Delaware filed a registration statement on Amendment No. 1 to Form S-4 with the SEC with respect to an offer to exchange the combined $975 million aggregate principal amount of 6.15% senior notes due 2018 for other notes which would be registered and have terms substantially identical in all material respects to these notes pursuant to the applicable registration rights agreement, including being fully and unconditionally guaranteed by us. On September 2, 2008, the registration statement was declared effective by the SEC and the exchange offer expired on October 9, 2008. On October 16, 2008, Nabors Delaware issued $974,965,000 registered 6.15% senior notes due 2018 in exchange for an equal amount of its unregistered 6.15% senior notes due 2018 that were properly tendered.
$2.75 billion Senior Exchangeable Notes Due May 2011
     On May 23, 2006, Nabors Delaware completed a private placement of $2.5 billion aggregate principal amount of 0.94% senior exchangeable notes due 2011 that are fully and unconditionally guaranteed by us. On June 8, 2006, the initial purchasers exercised their option to purchase an additional $250 million par value of the 0.94% senior exchangeable notes due 2011, increasing the aggregate issuance of such notes to $2.75 billion. Nabors Delaware sold the notes to the initial purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The notes were reoffered by the initial purchasers of the notes to qualified institutional buyers under Rule 144A of the Securities Act. Nabors and Nabors Delaware filed a registration statement on Form S-3 pursuant to the Securities Act with respect to resale of the notes and shares received in exchange for the notes on August 21, 2006. The notes bear interest at a rate of 0.94% per year payable semiannually on May 15 and November 15 of each year, beginning on November 15, 2006. Debt issuance costs of $28.7 million were capitalized in connection with the issuance of the notes in other long-term assets in our consolidated balance sheet and are being amortized through May 2011.
     In October 2008 we purchased $100 million par value of Nabors Delaware’s $2.75 billion 0.94% senior exchangeable notes due 2011 in the open market for cash of $75.9 million and recognized a pre-tax gain of $12.2 million which is included in losses (gains) on sales, retirements and impairments of long-lived assets and other expense (income), net in our consolidated statements of income. In January and through February 23, 2009, we purchased an additional $427.7 million par value of these notes in the open market for cash of $370.6 million.
     The notes are exchangeable into cash and, if applicable, Nabors’ common shares based on an exchange rate of the equivalent value of 21.8221 Nabors’ common shares per $1,000 principal amount of notes (which is equal to an initial exchange price of approximately $45.83 per share), subject to adjustment during the 30 calendar days ending at the close of business on the business day immediately preceding the maturity date and prior thereto only under the following circumstances: (1) during any calendar quarter (and only during such calendar quarter), if the closing price of Nabors’ common shares for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 130% of the applicable exchange rate; (2) during the five business day period after any ten consecutive trading day period in which the trading price per note for each day of that period was less than 95% of the product of the closing sale price of Nabors’ common shares and the exchange rate of the note; and (3) upon the occurrence of specified corporate transactions set forth in the indenture.
     The notes are unsecured and are effectively junior in right of payment to any of Nabors Delaware’s future secured debt. The notes will rank equally with any of Nabors Delaware’s other existing and future unsubordinated debt and will be senior in right of payment to any of Nabors Delaware’s future subordinated debt. Our guarantee of the note is unsecured and ranks equal in right of payments to all of our unsecured and unsubordinated indebtedness from time to time outstanding. Holders of the notes, who exchange their notes in connection with a change in control, as defined in the indenture, may be entitled to a make-whole premium in the form of an increase in the exchange rate. Additionally, in the event of a change in control, the holders of the notes may require Nabors Delaware to purchase all or a portion of their notes at a purchase price equal to 100% of the principal amount of notes, plus accrued and unpaid interest, if any. Upon exchange of the notes, a holder will receive for each note exchanged an amount in cash equal to the lesser of (i) $1,000 or (ii) the exchange value, determined in the manner set forth in the indenture. In addition, if the exchange value exceeds $1,000 on the exchange date, a holder will also receive a number of Nabors’ common shares for the exchange value in excess of $1,000 equal to such excess divided by the exchange price.
     In connection with the sale of the notes, Nabors Delaware entered into exchangeable note hedge transactions with respect to our common shares. The call options are designed to cover, subject to customary anti-dilution adjustments, the net number of our common shares that would be deliverable to exchanging noteholders in the event of an exchange of the notes. Nabors Delaware paid an aggregate amount of approximately $583.6 million of the proceeds from the sale of the notes to acquire the call options.
     Nabors also entered into separate warrant transactions at the time of the sale of the notes whereby we sold warrants which give the holders the right to acquire approximately 60.0 million of our common shares at a strike price of $54.64 per share. On exercise of the warrants, we have the option to deliver cash or our common shares equal to the difference between the then market price and strike price. All of the warrants will be exercisable and will expire on August 15, 2011. We received aggregate proceeds of approximately $421.2 million from the sale of the warrants and used $353.4 million of the proceeds to purchase 10.0 million of Nabors’ common shares.
     The purchased call options and sold warrants are separate contracts entered into by Nabors and Nabors Delaware with two financial institutions, and are not part of the terms of the notes and will not affect the holders’ rights under the notes. The purchased call options are expected to offset the potential dilution upon exchange of the notes in the event that the market value per share of our common shares at the time of exercise is greater than the strike price of the purchased call options, which corresponds to the initial exchange price of the notes and is simultaneously subject to certain customary adjustments. The warrants will effectively increase the exchange price of the notes to $54.64 per share of our common shares, from the perspective of Nabors, representing a 55% premium based on the last reported bid price of $35.25 per share on May 17, 2006. In accordance with Emerging Issues Task Force Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed To and Potentially Settled In, a Company’s Own Stock” and SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” we recorded the exchangeable note hedge and warrants in capital in excess of par value as of the transaction date, and will not recognize subsequent changes in fair value.
4.875% Senior Notes Due August 2009 and 5.375% Senior Notes Due August 2012
     On August 22, 2002, Nabors Holdings 1, ULC, one of our wholly owned subsidiaries (“Nabors Holdings”), issued $225 million aggregate principal amount of 4.875% senior notes due 2009 that are fully and unconditionally guaranteed by Nabors and Nabors Delaware. Concurrently with this offering by Nabors Holdings, Nabors Delaware issued $275 million aggregate principal amount of 5.375% senior notes due 2012, which are fully and unconditionally guaranteed by Nabors. Both issues of senior notes were resold by a placement agent to qualified institutional buyers under Rule 144A of the Securities Act of 1933. Interest on each issue of senior notes is payable semi-annually on February 15 and August 15 of each year, beginning on February 15, 2003.
     Both issues are unsecured and are effectively junior in right of payment to any of their respective issuers’ future secured debt. The senior notes rank equally in right of payment with any of their respective issuers’ future unsubordinated debt and are senior in right of payment to any of such issuers’ subordinated debt. The guarantees of Nabors Delaware and Nabors with respect to the senior notes issued by Nabors Holdings, and the guarantee of Nabors with respect to the senior notes issued by Nabors Delaware, are similarly unsecured and have a similar ranking to the series of senior notes so guaranteed.
     Subject to certain qualifications and limitations, the indentures governing the senior notes issued by Nabors Holdings and Nabors Delaware limit the ability of Nabors and its subsidiaries to incur liens and to enter into sale and lease-back transactions. In addition, such indentures limit the ability of Nabors, Nabors Delaware and Nabors Holdings to enter into mergers, consolidations or transfers of all or substantially all of such entity’s assets unless the successor company assumes the obligations of such entity under the applicable indenture.
     Our $225 million 4.875% senior notes are coming due in August 2009 and have been reclassified from long-term debt to current portion of long-term debt in our balance sheet as of September 30, 2008. In January and through February 23, 2009, we repurchased $56.6 million par value of our $225 million principal amount of 4.875% senior notes due August 2009 in the open market for cash totaling $56.8 million.
Other Debt Transactions
     In May 2008 Nabors Delaware called for redemption all of its $700 million zero coupon senior exchangeable notes due 2023 and paid cash of $171.8 million and $528.2 million to the noteholders in June 2008 and July 2008, respectively. The total amount paid to effect the redemption and related exchange was $700 million in cash and the issuance of approximately 5.25 million of our common shares with a fair value of $249.8 million, the price equal to the principal amount of the notes plus the excess of the exchange value of the notes over their principal amount. Nabors Delaware was required to pay noteholders cash up to the principal amount of the notes, and at its option, consideration in the form of either cash or our common shares for any amount above the principal amount of the notes required to be paid pursuant to the terms of the applicable indenture. The number of common shares issued was equal to the amount due in excess of the principal amount of the notes divided by the average of the volume weighted average price of our common shares for the five or ten trading day period beginning on the second business day following the day the notes were surrendered for exchange. The notes were exchangeable into the equivalent value of 28.5306 common shares per $1,000 principal amount of the notes. The redemption of the notes did not result in any gain or loss as the amount of cash paid for redemption of the notes was equal to their carrying amount. The excess of the repurchased conversion option of the notes over the carrying amount was recorded as a reduction to capital in excess of par value in our consolidated statement of changes in shareholders’ equity. A deferred tax liability of $81.8 million recorded during the five year period that the notes were outstanding was reclassified to and increased our capital in excess of par value account. This reclassification reflects the permanent income tax savings to the Company relating to the notes.

     In June 2008 Nabors Delaware called for redemption the full $82.8 million aggregate principal amount at maturity of its zero coupon senior convertible debentures due 2021 and in July 2008, paid cash of $60.6 million; equal to the issue price of $50.4 million plus accrued original issue discount of $10.2 million. The redemption of the debentures did not result in any gain or loss as the debentures were redeemed at a price equal to their carrying value on July 7, 2008. We adopted the provisions of FSP APB No. 14-1 as of January 1, 2009. The FSP was not applicable to our remaining $82.8 million zero coupon senior convertible debentures because any debt discount that would have been recorded under the provisions of this FSP would have been fully amortized as of February 6, 2006, which was the first date the debentures could have been put to us or redeemed by us.
     On May 23, 2006, Nabors International Management Ltd., one of our wholly owned subsidiaries (“NIML”), borrowed from affiliates of the initial purchasers of the $2.75 billion senior exchangeable notes, $650 million pursuant to a 90-day senior unsecured loan. The proceeds of the loan were used to purchase 18.4 million of Nabors’ common shares, which are held in treasury. The unsecured loan was paid in full on June 30, 2006.
Short-Term Borrowings
     We have four letter-of-credit facilities with various banks as of December 31, 2008. We did not have any short-term borrowings outstanding at December 31, 2008 or 2007. Availability and borrowings under our credit facilities are as follows:

	December 31,
(In thousands)	2008	2007
Credit available	$295,045	$211,165
Letters of credit outstanding	(174,156)	(157,877)

Remaining availability	$120,889	$53,288

Note 11 Income Taxes
     Effective January 1, 2007, we adopted the provisions of the FASB issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes.” In connection with the adoption of FIN 48, we recognized increases of $24 million and $21 million to our tax reserves for uncertain tax positions and interest and penalties, respectively. These increases were accounted for as an increase to other long-term liabilities and as a reduction to retained earnings at January 1, 2007. The change in our unrecognized tax benefits for years ended December 31, 2008 and 2007 are as follows:

	Year Ended December 31,
(In thousands)	2008	2007
Balance as of January 1,	$55,627	$84,294
Additions based on tax positions related to the current year	3,990	3,298
Additions for tax positions of prior years	4,168	9,873
Reductions for tax positions of prior years	(10,966)	(41,838)
Settlements	(1,000)	—

Balance as of December 31,	$51,819	$55,627

     The balance also represents the amount of unrecognized tax benefits that, if recognized, would favorably impact the effective income tax rate in future periods. As of December 31, 2008 and 2007, we had approximately $18.6 million and $28.4 million, respectively, of interest and penalties related to our total gross unrecognized tax benefits. During the years ended December 31, 2008 and 2007, we accrued and recognized estimated interest related to unrecognized tax benefits and penalties of approximately $5.3 million and $6.9 million, respectively. During the year ended December 31, 2006, we accrued and recognized estimated interest and penalties of approximately $1.7 million. We recognize interest and penalties related to income tax matters in the income tax expense line item in our consolidated statements of income.
     We are subject to income taxes in the United States and numerous foreign jurisdictions. Internationally, income tax returns from 1995 through 2007 are currently under audit examination. The Company anticipates that several of these audits could be finalized within 12 months. It is reasonably possible that the amount of the unrecognized benefits with respect to certain of our unrecognized tax positions could significantly increase or decrease within 12 months. However, based on the current status of examinations, and the protocol for finalizing audits with the relevant tax authorities, which could include formal legal proceedings, it is not possible to estimate the future impact of the amount of changes, if any, to recorded uncertain tax positions at December 31, 2008.

     Income from continuing operations before income taxes was comprised of the following:

	Year Ended December 31,
(In thousands)	2008	2007	2006
Domestic and foreign summary:
United States	$313,704	$513,431	$854,636
Foreign	368,180	518,743	498,641

Income before income taxes from continuing operations	$681,884	$1,032,174	$1,353,277

     Income taxes have been provided based upon the tax laws and rates in the countries in which operations are conducted and income is earned. We are a Bermuda-exempt company. Bermuda does not impose corporate income taxes. Our U.S. subsidiaries are subject to a U.S. federal tax rate of 35%.
     Income tax expense (benefit) from continuing operations consisted of the following:

(In thousands)	2008	2007	2006
Current:
U.S. federal	$59,914	$116,456	$148,655
Foreign	119,889	97,489	50,313
State	9,029	14,006	14,898

	188,832	227,951	213,866

Deferred:
U.S. federal	57,845	6,740	170,346
Foreign	(48,164)	(41,166)	9,219
State	7,634	7,971	13,851

	17,315	(26,455)	193,416

Income tax expense	$206,147	$201,496	$407,282

     Nabors is not subject to tax in Bermuda. A reconciliation of the differences between taxes on income before income taxes computed at the appropriate statutory rate and our reported provision for income taxes follows:

	Year Ended December 31,
(In thousands)	2008	2007	2006
Income tax provision at statutory rate (Bermuda rate of 0%)	$—	$—	$—
Taxes on U.S. and foreign earnings (losses) at greater than the Bermuda rate	186,953	214,021	361,629
Increase in valuation allowance	6,604	8,144	4,574
Effect of change in tax rate	(5,406)	(17,119)	(21,382)
Establishment of a deferred tax asset, net of valuation allowance	1,990	—	—
Tax reserves established (released), net and interest	(657)	(25,527)	(2,438)
Stock redemption withholding	—	—	36,150
State income taxes	16,663	21,977	28,749

Income tax expense	$206,147	$201,496	$407,282

Effective tax rate	30%	20%	30%

     The increase in our effective income tax rate from 2007 to 2008 resulted from (1) our goodwill impairments that had no associated tax benefit, (2) the reversal of certain tax reserves during 2007 in the amount of $25.5 million, (3) a decrease in 2007 tax expense of approximately $16.0 million resulting from a reduction in Canada’s tax rate, and (4) a higher proportion of our taxable income being generated in the United States during 2008 which is generally taxed at a higher rate than in international jurisdictions in which we operate.
     The decrease in our effective tax rate from 2006 to 2007 is a direct result of (1) the reversal of certain tax reserves during 2007 in the amount of $25.5 million, (2) a decrease in tax expense of $16 million resulting from a reduction in Canadian tax rates, and (3) a decrease in the proportion of income generated in the U.S. versus the international jurisdictions in which we operate. During 2006, a tax expense relating to the redemption of common shares held by a foreign parent of a U.S.-based Nabors’ subsidiary in the amount of $36.2 million increased taxes while a reduction in Canadian tax rates decreased tax expense in the amount of $20.5 million.

     The significant components of our deferred tax assets and liabilities were as follows:

	December 31,
(In thousands)	2008	2007
Deferred tax assets:
Net operating loss carryforwards	$178,082	$60,152
Equity compensation	29,206	30,266
Deferred revenue	24,698	13,589
Tax credit carryforwards	28,336	8,336
Insurance loss reserve	22,521	26,394
Other	113,086	49,536

Subtotal	395,929	188,273
Valuation allowance	(132,262)	(29,658)

Deferred tax assets	$263,667	$158,615

(In thousands)
Deferred tax liabilities:
Depreciation, amortization and depletion for tax in excess of book expense	$799,542	$611,983
Variable interest investments	1,055	178,915
Other	57,510	66,353

Deferred tax liability	858,107	857,251

Net deferred assets (liabilities)	$(594,440)	$(698,636)

Balance Sheet Summary
Net current deferred asset	$28,083	$12,757
Net noncurrent liability	(622,523)	(711,393)

Net deferred asset (liability)	$(594,440)	$(698,636)

     For U.S. federal income tax purposes, we have net operating loss (“NOL”) carryforwards of approximately $45.5 million that, if not utilized, will expire at various times in 2017 to 2018. The NOL carryforwards for alternative minimum tax purposes are approximately $15.6 million. Additionally, we have foreign NOL carryforwards of approximately $817.6 million of which $168.8 million that, if not utilized, will expire at various times from 2009 to 2028. We provide a valuation allowance against NOL carryforwards in various foreign tax jurisdictions based on our consideration of existing temporary differences and expected future earning levels in those jurisdictions. The Company has recorded a deferred tax asset of approximately $96.6 million as of December 31, 2008 relating to net operating loss carryforwards that have an indefinite life in one foreign jurisdiction. A valuation allowance of approximately $94.7 million has been recognized because the Company believes it is more likely than not that substantially all of the deferred tax asset will not be realized.
     The NOL carryforwards by year of expiration:

(In thousands)
Year ended December 31,	Total	U.S. Federal	Foreign
2009	$176	$—	$176
2010	1,175	—	1,175
2011	471	—	471
2012	3,927	—	3,927
2013	1,627	—	1,627
2014	20	—	20
2015	13	—	13
2016	23,168	—	23,168
2017	63,866	27,759	36,107
2018	83,024	17,722	65,302
2026	6,913	—	6,913
2027	18,125	—	18,125
2028	11,727	—	11,727

Subtotal: expiring NOLs	214,232	45,481	168,751
Non-expiring NOLs	648,884	—	648,884

Total	$863,116	$45,481	$817,635

     In addition, for state income tax purposes, we have net operating loss carryforwards of approximately $25 million that, if not utilized, will expire at various times from 2009 to 2026.
     Under U.S. federal tax law, the amount and availability of loss carryforwards (and certain other tax attributes) are subject to a variety of interpretations and restrictive tests applicable to Nabors and our subsidiaries. The utilization of such carryforwards could be limited or effectively lost upon certain changes in ownership. Accordingly, although we believe substantial loss carryforwards are available to us, no assurance can be given concerning such loss carryforwards, or whether or not such loss carryforwards will be available in the future.
     Various bills have been introduced in Congress which could reduce or eliminate the tax benefits associated with our reorganization as a Bermuda company. Legislation enacted by Congress in 2004 provides that a corporation that reorganized in a foreign jurisdiction on or after March 4, 2003 shall be treated as a domestic corporation for United States federal income tax purposes. Nabors’ reorganization was completed June 24, 2002. There has been and we expect that there may continue to be legislation proposed by Congress from time to time applicable to certain companies that completed such reorganizations on or after March 20, 2002 which, if enacted, could limit or eliminate the tax benefits associated with our reorganization.
     Because we cannot predict whether legislation will ultimately be adopted, no assurance can be given that the tax benefits associated with our reorganization will ultimately accrue to the benefit of the Company and its shareholders. It is possible that future changes to tax laws (including tax treaties) could have an impact on our ability to realize the tax savings recorded to date as well as future tax savings as a result of our corporate reorganization.
Note 12 Common Shares
     The authorized share capital of Nabors consists of 800 million common shares, par value $.001 per share, and 25 million preferred shares, par value $.001 per share. Common shares issued were 312,343,407 and 305,457,798 at $.001 par value as of December 31, 2008 and 2007, respectively.
     During 2008 and 2007 we repurchased 8.5 million and 3.8 million, respectively, of our common shares in the open market for $281.1 million and $102.5 million, respectively, all of which are held in treasury. During 2006 we repurchased 40.3 million of our common shares in the open market for $1.4 billion of which we retired 17.9 million shares and held 22.3 million shares in treasury. From time to time, treasury shares may be reissued. When shares are reissued, we use the weighted average cost method for determining cost. The difference between the cost of the shares and the issuance price is added to or deducted from our capital in excess of par value account.
     During 2008 we entered into a three-month written put option for 1 million of our common shares with a strike price of $25 per common share. We settled this contract during the fourth quarter of 2008 and paid cash of $22.6 million, net of the premium received on this contract.
     During 2007 our outstanding shares increased by 729,866 related to a share settlement of stock options exercised by Nabors’ Chairman and Chief Executive Officer, Eugene M. Isenberg. As part of the share settlement, Mr. Isenberg surrendered 4,142,812 unexercised vested stock options to the Company with a value of approximately $29.7 million to satisfy the stock options exercise price and related income taxes owed.
     During 2008 and 2007 the Compensation Committee of our Board of Directors granted restricted stock awards to certain of our executive officers, other key employees, and independent directors. In conjunction with these grants, we awarded 4,982,536 and 1,744,627 restricted shares at an average market price of $20.68 and $30.18 to these individuals for 2008 and 2007, respectively. See Note 4 for a summary of our restricted stock as of December 31, 2008.
     During 2008, 2007 and 2006 our employees exercised vested options to acquire 2.5 million, 4.5 million and 1.2 million of our common shares, respectively, resulting in proceeds of $56.6 million, $61.6 million and $25.7 million, respectively.
     During 2008 in connection with the redemption of Nabors Delaware’s $700 million zero coupon senior exchangeable notes due 2023, we issued 5.3 million of our treasury shares with a fair value of $249.8 million to satisfy the obligation to the noteholders to pay the excess over the principal amount of such notes that were exchanged. The treasury shares issued related to the redemption of the $700 million zero coupon senior exchangeable notes had a cost basis of $181.2 million. See Note 10 for additional discussion.
     In conjunction with our acquisition of Ryan in October 2002 and our acquisition of Enserco in April 2002, we issued 760,528 and 7,098,164 exchangeable shares of Nabors Exchangeco (Canada) Inc., one of our wholly owned Canadian subsidiaries (“Nabors Exchangeco”), respectively, of which 7,718,172 exchangeable shares have been exchanged for our common shares, leaving a total of 104,520 exchangeable shares outstanding as of December 31, 2008. The exchangeable shares of Nabors Exchangeco are exchangeable for Nabors common shares on a one-for-one basis. The exchangeable shares are included in capital in excess of par value.
Note 13 Pension, Postretirement and Postemployment Benefits
Pension Plans
     In conjunction with our acquisition of Pool Energy Services Co. (“Pool”) in November 1999, we acquired the assets and liabilities of a defined benefit pension plan, the Pool Company Retirement Income Plan (the “Pool Pension Plan”). Benefits under the Pool Pension Plan are frozen and participants were fully vested in their accrued retirement benefit on December 31, 1998.
     We adopted SFAS No. 158 as of December 31, 2006. The adoption did not have a material impact on our consolidated results of operations, financial condition or the disclosures herein.
     Summarized information on the Pool Pension Plan is as follows:

	Pension Benefits
(In thousands)	2008	2007
Change in benefit obligation:
Benefit obligation at beginning of year	$16,631	$17,297
Interest cost	1,066	1,020
Actuarial loss (gain)	610	(1,208)
Benefit payments	(526)	(478)

Benefit obligation at end of year (1)	$17,781	$16,631

Change in plan assets:
Fair value of plan assets at beginning of year	$15,309	$13,953
Actual (loss) return on plan assets	(3,248)	810
Employer contribution	578	1,024
Benefit payments	(526)	(478)

Fair value of plan assets at end of year	$12,113	$15,309

Funded status:
Underfunded status at end of year	$(5,668)	$(1,322)
Amounts recognized in consolidated balance sheets:
Other long-term liabilities	$(5,668)	$(1,322)
Components of net periodic benefit cost (recognized in our consolidated statements of income):
Interest cost	$1,066	$1,020
Expected return on plan assets	(1,001)	(936)
Recognized net actuarial loss	95	193

Net periodic benefit cost	$160	$277

Weighted-average assumptions:
Weighted-average discount rate	6.25%	6.50%
Expected long-term rate of return on plan assets	6.50%	6.50%

(1)	As of December 31, 2008 and 2007, the accumulated benefit obligation is the same as the projected benefit obligation.
     For the years ended December 31, 2008, 2007 and 2006, the net actuarial loss amounts included in accumulated other comprehensive income (loss) in the consolidated statements of shareholders’ equity were approximately $(7.4) million, $(2.6) million and $(3.9) million, respectively. There were no other components, such as prior service costs or transition obligations relating to pension costs recorded within accumulated other comprehensive income (loss) during 2008, 2007 and 2006.
     The amount included in accumulated other comprehensive income (loss) in the consolidated statements of shareholders’ equity that is expected to be recognized as a component of net periodic benefit cost during 2009 is approximately $(.5) million.
     We analyze the historical performance of investments in equity and debt securities, together with current market factors such as inflation and interest rates to help us make assumptions necessary to estimate a long-term rate of return on plan assets. Once this estimate is made, we review the portfolio of plan assets and make adjustments thereto that we believe are necessary to reflect a diversified blend of investments in equity and debt securities that is capable of achieving the estimated long-term rate of return without assuming an unreasonable level of investment risk.
     The measurement date used to determine pension measurements for the plan is December 31.

     Our weighted-average asset allocations as of December 31, 2008 and 2007, by asset category are as follows:

	Pension Benefits
	2008	2007
Equity securities	55%	55%
Debt securities	45%	45%

Total	100%	100%

     We invest plan assets based on a total return on investment approach, pursuant to which the plan assets include a diversified blend of investments in equity and debt securities toward a goal of maximizing the long-term rate of return without assuming an unreasonable level of investment risk. We determine the level of risk based on an analysis of plan liabilities, the extent to which the value of the plan assets satisfies the plan liabilities and our financial condition. Our investment policy includes target allocations approximating 55% investment in equity securities and 45% investment in debt securities. The equity portion of the plan assets represents growth and value stocks of small, medium and large companies. We measure and monitor the investment risk of the plan assets both on a quarterly basis and annually when we assess plan liabilities.
     We expect to contribute approximately $.8 million to the Pool Pension Plan in 2009. This is based on the sum of (1) the minimum contribution for the 2008 plan year that will be made in 2009 and (2) the estimated minimum required quarterly contributions for the 2009 plan year. We made contributions to the Pool Pension Plan in 2008 and 2007 totaling $.6 million and $1.0 million, respectively.
     As of December 31, 2008, we expect that benefits to be paid in each of the next five fiscal years after 2008 and in the aggregate for the five fiscal years thereafter will be as follows:

(In thousands)
2009	$597
2010	641
2011	709
2012	778
2013	881
2014 — 2018	5,954
     Certain of Nabors’ employees are covered by defined contribution plans. Our contributions to the plans are based on employee contributions and totaled $18.8 million and $15.1 million for the years ended December 31, 2008 and 2007, respectively. Nabors does not provide postemployment benefits to its employees.
Postretirement Benefits Other Than Pensions
     Prior to the date of our acquisition, Pool provided certain postretirement healthcare and life insurance benefits to eligible retirees who had attained specific age and years of service requirements. Nabors terminated this plan at the date of acquisition (November 24, 1999). A liability of approximately $.2 million is recorded in our consolidated balance sheets as of December 31, 2008 and 2007, respectively, to cover the estimated costs of beneficiaries covered by the plan at the date of acquisition.
Note 14 Related-Party Transactions
     Pursuant to their employment agreements, Nabors and its Chairman and Chief Executive Officer, Deputy Chairman, President and Chief Operating Officer, and certain other key employees entered into split-dollar life insurance agreements pursuant to which we pay a portion of the premiums under life insurance policies with respect to these individuals and, in certain instances, members of their families. Under these agreements, we are reimbursed for such premiums upon the occurrence of specified events, including the death of an insured individual. Any recovery of premiums paid by Nabors could potentially be limited to the cash surrender value of these policies under certain circumstances. As such, the values of these policies are recorded at their respective cash surrender values in our consolidated balance sheets. We have made premium payments to date totaling $11.2 million related to these policies. The cash surrender value of these policies of approximately $8.4 million and $10.5 million is included in other long-term assets in our consolidated balance sheets as of December 31, 2008 and 2007, respectively.
     Under the Sarbanes-Oxley Act of 2002, the payment of premiums by Nabors under the agreements with our Chairman and Chief Executive Officer and with our Deputy Chairman, President and Chief Operating Officer may be deemed to be prohibited loans by us to these individuals. We have paid no premiums related to our agreements with these individuals since the adoption of the Sarbanes-Oxley Act and have postponed premium payments related to our agreements with these individuals.
     In the ordinary course of business, we enter into various rig leases, rig transportation and related oilfield services agreements with our unconsolidated affiliates at market prices. Revenues from business transactions with these affiliated entities totaled $259.3 million, $153.4 million and $99.2 million for the years ended December 31, 2008, 2007 and 2006, respectively. Expenses from business transactions with these affiliated entities totaled $9.6 million, $6.6 million and $4.7 million for the years ended December 31, 2008, 2007 and 2006, respectively. Additionally, we had accounts receivable from these affiliated entities of $96.1 million and

$62.3 million as of December 31, 2008 and 2007, respectively. We had accounts payable to these affiliated entities of $10.0 million and $14.7 million as of December 31, 2008 and 2007, respectively, and long-term payables with these affiliated entities of $7.8 million and $7.8 million as of December 31, 2008 and 2007, respectively, which is included in other long-term liabilities.
     During the fourth quarter of 2006, the Company entered into a transaction with Shona Energy Company, LLC (“Shona”), a company in which Mr. Payne, an outside director of the Company, is the Chairman and Chief Executive Officer. During the fourth quarter of 2008, the Company purchased 1.8 million common shares of Shona for $.9 million. Pursuant to these transactions, a subsidiary of the Company acquired and holds a minority interest of less than 20% of the issued and outstanding common shares of Shona.
Note 15 Commitments and Contingencies
Commitments
Operating Leases
     Nabors and its subsidiaries occupy various facilities and lease certain equipment under various lease agreements. The minimum rental commitments under non-cancelable operating leases, with lease terms in excess of one year subsequent to December 31, 2008, are as follows:

(In thousands)
2009	$20,209
2010	12,226
2011	4,643
2012	2,514
2013	2,373
Thereafter	4,289

$46,254

     The above amounts do not include property taxes, insurance or normal maintenance that the lessees are required to pay. Rental expense relating to operating leases with terms greater than 30 days amounted to $29.4 million, $25.9 million and $21.6 million for the years ended December 31, 2008, 2007 and 2006, respectively.
Employment Contracts
     We have entered into employment contracts with certain of our employees. Our minimum salary and bonus obligations under these contracts as of December 31, 2008 are as follows:

(In thousands)
2009	$6,906
2010	6,223
2011	4,302
2012	4,138
2013 and thereafter	656

$22,225

     Nabors’ Chairman and Chief Executive Officer, Eugene M. Isenberg, and its Deputy Chairman, President and Chief Operating Officer, Anthony G. Petrello, have employment agreements which were amended and restated effective October 1, 1996 and which currently are due to expire on September 30, 2010.
     Mr. Isenberg’s employment agreement was originally negotiated with a creditors committee in 1987 in connection with the reorganization proceedings of Anglo Energy, Inc., which subsequently changed its name to Nabors. These contractual arrangements subsequently were approved by the various constituencies in those reorganization proceedings, including equity and debt holders, and confirmed by the United States Bankruptcy Court.
     Mr. Petrello’s employment agreement was first entered into effective October 1, 1991. Mr. Petrello’s employment agreement was agreed upon as part of arm’s length negotiations with the Board of Directors before he joined Nabors in October 1991, and was reviewed and approved by the Compensation Committee of the Board and the full Board of Directors at that time.
     The employment agreements for Messrs. Isenberg and Petrello were restated in 1996 and subsequently amended in 2002, 2005, 2006 (in the case of Mr. Isenberg) and 2008. These amendments were approved by the Compensation Committee of the Board and the full Board of Directors at the time of each amendment.

     The employment agreements provide for an initial term of five years with an evergreen provision which automatically extended the agreement for an additional one-year term on each anniversary date, unless Nabors provided notice to the contrary ten days prior to such anniversary. In March 2006 the Board of Directors exercised its election to fix the expiration date of the employment agreements for Messrs. Isenberg and Petrello, and accordingly, these agreements will expire at the end of their current terms at September 30, 2010.
     In addition to a base salary, the employment agreements provide for annual cash bonuses in an amount equal to 6% and 2%, for Messrs. Isenberg and Petrello, respectively, of Nabors’ net cash flow (as defined in the respective employment agreements) in excess of 15% of the average shareholders’ equity for each fiscal year. (Mr. Isenberg’s cash bonus formula originally was set at 10% in excess of a 10% return on shareholders’ equity and he has voluntarily reduced it over time to its current 6% in excess of 15% level.) Mr. Petrello’s bonus is subject to a minimum of $700,000 per year. In 18 of the last 19 years, Mr. Isenberg has agreed voluntarily to accept a lower annual cash bonus (i.e., an amount lower than the amount provided for under his employment agreement) in light of his overall compensation package. Mr. Petrello has agreed voluntarily to accept a lower annual cash bonus (i.e., an amount lower than the amount provided for under his employment agreement) in light of his overall compensation package in 15 of the last 18 years.
     For the three months ended March 31, 2007, Messrs. Isenberg and Petrello voluntarily agreed to a reduction of the cash bonus in an amount equal to 3% and 1.5%, respectively, of Nabors’ net cash flow (as defined in their respective employment agreements). Mr. Isenberg voluntarily agreed to the same reduction for the three months ended June 30, 2007 and agreed to a $3 million reduction in the amount of his annual cash bonus for the three months ended September 30, 2007. For the remainder of 2007 through the expiration date of the employment agreement, the annual cash bonus will be 6% and 2%, respectively, for Messrs. Isenberg and Petrello of Nabors’ net cash flow in excess of 15% of the average shareholders’ equity for each fiscal year.
     For 2008, the annual cash bonuses for Messrs. Isenberg and Petrello pursuant to the formula described in their employment agreements are $70.8 million and $23.1 million, respectively. In October 2008, consistent with historical practice, Messrs. Isenberg and Petrello agreed to accept a portion of their bonuses in restricted stock awards and were awarded 2,078,900 and 851,246 shares of restricted stock, respectively. These stock awards had a value at the date of grant of $28.4 million and $11.6 million, respectively, for Messrs. Isenberg and Petrello, and will vest over a period of approximately three years. Messrs. Isenberg and Petrello also agreed to further reduce the cash bonus payable by accepting, in February 2009, 3.0 million and 1.7 million stock options, with a value of $8.8 million and $5.0 million, respectively. Half of the stock options granted to Mr. Isenberg vest over a period of two years. The remaining stock options vest immediately. They are entitled to receive the balance of their bonus in cash ($33.6 million and $6.5 million, respectively).
     Messrs. Isenberg and Petrello also are eligible for awards under Nabors’ equity plans and may participate in annual long-term incentive programs and pension and welfare plans, on the same basis as other executives, and may receive special bonuses from time to time as determined by the Board of Directors.
     Termination in the event of death, disability, or termination without cause. In the event that either Mr. Isenberg’s or Mr. Petrello’s employment agreement is terminated (i) upon death or disability (as defined in the respective employment agreements), (ii) by Nabors prior to the expiration date of the employment agreement for any reason other than for Cause (as defined in the respective employment agreements) or (iii) by either individual for Constructive Termination Without Cause (as defined in the respective employment agreements), each would be entitled to receive within 30 days of the triggering event (a) all base salary which would have been payable through the expiration date of the contract or three times his then current base salary, whichever is greater; plus (b) the greater of (i) all annual cash bonuses which would have been payable through the expiration date; (ii) three times the highest bonus (including the imputed value of grants of stock awards and stock options), paid during the last three fiscal years prior to termination; or (iii) three times the highest annual cash bonus payable for each of the three previous fiscal years prior to termination, regardless of whether the amount was paid. In computing any amount due under (b)(i) and (iii) above, the calculation is made without regard to the 2006 Amendment reducing Mr. Isenberg’s bonus percentage as described above. If, by way of example, these provisions had applied at December 31, 2008, Mr. Isenberg would have been entitled to a payment of approximately $264 million, subject to a “true-up” equal to the amount of cash bonus he would have earned under the formula during the remaining term of the agreement, based upon actual results, but the payment would not be less than approximately $264 million. Similarly, with respect to Mr. Petrello, had these provisions applied at December 31, 2008, Mr. Petrello would have been entitled to a payment of approximately $90 million, subject to a “true-up” equal to the amount of cash bonus he would have earned under the formula during the remaining term of the agreement, based upon actual results, but the payment would not be less than approximately $90 million. These payment amounts are based on historical data and are not intended to be estimates of future payments required under the agreements. Depending upon future operating results, the true-up could result in the payment of amounts which are significantly higher. The Company does not have insurance to cover its obligations in the event of death, disability, or termination without cause for either Messrs. Isenberg or Petrello and the Company has not recorded an expense or accrued a liability relating to these potential obligations. In addition, the affected individual is entitled to receive (a) any unvested restricted stock outstanding, which shall immediately and fully vest; (b) any unvested outstanding stock options, which shall immediately and fully vest; (c) any amounts earned, accrued or owing to the executive but not yet paid (including executive benefits, life insurance, disability benefits and reimbursement of expenses and perquisites), which shall be continued through the later of the expiration date or three years after the termination date; (d) continued participation in medical, dental and life insurance coverage until the executive receives equivalent benefits or coverage through a subsequent employer or until the death of the executive or his spouse, whichever is later; and (e) any other or additional benefits in accordance with applicable plans and programs of Nabors. For Messrs. Isenberg and Petrello, the value of unvested restricted stock was approximately $39 million and $17 million, respectively, as of December 31, 2008. Neither Messrs. Isenberg nor Petrello had unvested stock options as of December 31, 2008. Estimates of the cash value of Nabors’ obligations to Messrs. Isenberg and Petrello under (c), (d) and (e) above are included in the payment amounts above.
     As noted above in March 2006 the Board of Directors exercised its election to fix the expiration date of the employment agreements for Messrs. Isenberg and Petrello such that each of these agreements expires at the end of their respective current term at September 30, 2010. Messrs. Isenberg and Petrello have informed the Board of Directors that they have reserved their rights under their employment agreements with respect to the notice setting the expiration dates of their employment agreements, including whether such notice could trigger an acceleration of certain payments pursuant to their employment agreements.
     Termination in the event of a Change in Control. In the event that Messrs. Isenberg’s or Petrello’s termination of employment is related to a Change in Control (as defined in their respective employment agreements), they would be entitled to receive a cash amount equal to the greater of (a) one dollar less than the amount that would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, or (b) the cash amount that would be due in the event of a termination without cause, as described above. If, by way of example, there was a change of control event that applied on December 31, 2008, then the payments to Messrs. Isenberg and Petrello would be approximately $264 million and $90 million, respectively. These payment amounts are based on historical data and are not intended to be estimates of future payments required under the agreements. Depending upon future operating results, the true-up could result in the payment of amounts which are significantly higher but the payment would not be less than $264 million and $90 million, respectively. In addition, they would receive (a) any unvested restricted stock outstanding, which shall immediately and fully vest; (b) any unvested outstanding stock options, which shall immediately and fully vest; (c) any amounts earned, accrued or owing to the executive but not yet paid (including executive benefits, life insurance, disability benefits and reimbursement of expenses and perquisites), which shall be continued through the later of the expiration date or three years after the termination date; (d) continued participation in medical, dental and life insurance coverage until the executive receives equivalent benefits or coverage through a subsequent employer or until the death of the executive or his spouse, whichever is later; and (e) any other or additional benefits in accordance with applicable plans and programs of Nabors. For Messrs. Isenberg and Petrello, the value of unvested restricted stock was approximately $39 million and $17 million, respectively, as of December 31, 2008. Neither Messrs. Isenberg nor Petrello had unvested stock options as of December 31, 2008. The cash value of Nabors’ obligations to Messrs. Isenberg and Petrello under (c), (d) and (e) above are included in the payment amounts above. Also, they would receive additional stock options immediately exercisable for five years to acquire a number of shares of common stock equal to the highest number of options granted during any fiscal year in the previous three fiscal years, at an option exercise price equal to the average closing price during the 20 trading days prior to the event which resulted in the change of control. If, by way of example, there was a change of control event that applied at December 31, 2008, Mr. Isenberg would have received 3,666,666 options valued at approximately $13 million and Mr. Petrello would have received 1,683,332 options valued at approximately $7 million, in each case based upon a Black-Scholes analysis. Finally, in the event that an excise tax was applicable, they would receive a gross-up payment to make them whole with respect to any excise taxes imposed by Section 4999 of the Internal Revenue Code. With respect to the preceding sentence, by way of example, if there was a change of control event that applied on December 31, 2008, and assuming that the excise tax was applicable to the transaction, then the additional payments to Messrs. Isenberg and Petrello for the gross-up would be up to approximately $96 million and $32 million, respectively.
     Other Obligations. In addition to salary and bonus, each of Messrs. Isenberg and Petrello receive group life insurance at an amount at least equal to three times their respective base salaries, various split-dollar life insurance policies, reimbursement of expenses, various perquisites and a personal umbrella insurance policy in the amount of $5 million. Premiums payable under the split-dollar life insurance policies were suspended as a result of the adoption of the Sarbanes-Oxley Act of 2002.
Contingencies
Income Tax Contingencies
     We are subject to income taxes in the United States and numerous foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. We are regularly under audit by tax authorities. Although we believe our tax estimates are reasonable, the final determination of tax audits and any related litigation could be materially different than that which is reflected in our income tax provisions and accruals. Based on the results of an audit or litigation, a material effect on our financial position, income tax provision, net income, or cash flows in the period or periods for which that determination is made could result.

     It is possible that future changes to tax laws (including tax treaties) could have an impact on our ability to realize the tax savings recorded to date as well as future tax savings, resulting from our 2002 corporate reorganization. See Note 11 – Income Taxes for additional discussion.
     On September 14, 2006, Nabors Drilling International Limited, one of our wholly owned Bermuda subsidiaries (“NDIL”), received a Notice of Assessment (the “Notice”) from the Mexican Servicio de Administracion Tributaria (the “SAT”) in connection with the audit of NDIL’s Mexican branch for tax year 2003. The Notice proposes to deny depreciation expense deductions relating to drilling rigs operating in Mexico in 2003. The notice also proposes to deny a deduction for payments made to an affiliated company for the procurement of labor services in Mexico. The amount assessed by the SAT was approximately $19.8 million (including interest and penalties). Nabors and its tax advisors previously concluded that the deduction of said amounts was appropriate and more recently that the position of the SAT lacks merit. NDIL’s Mexican branch took similar deductions for depreciation and labor expenses in 2004, 2005, 2006, 2007 and 2008. It is likely that the SAT will propose the disallowance of these deductions upon audit of NDIL’s Mexican branch’s 2004, 2005, 2006, 2007 and 2008 tax years.
Self-Insurance Accruals
     We are self-insured for certain losses relating to workers’ compensation, employers’ liability, general liability, automobile liability and property damage. Effective April 1, 2008, with our insurance renewal, certain changes have been made to our self-insured retentions. Automobile liability is subject to a $1.0 million per occurrence deductible. Our hurricane coverage for U.S. Gulf of Mexico exposures is subject to a $10.0 million deductible. We are insured for $55.0 million over the deductible at 85.5%. Accordingly, we are self-insuring 14.5% of this exposure.
     In addition, we are subject to a $1.0 million deductible for all land rigs except for those located in Alaska, and a $5.0 million deductible for all our Alaska and offshore rigs with the exception of the Pool Arabia rigs, which are subject to a $2.5 million deductible. This applies to all kinds of risks of physical damage except for named windstorms in the U.S. Gulf of Mexico.
     Political risk insurance is procured for select operations in South America, Africa, the Middle East and Asia. Losses are subject to a $.25 million deductible, except for Colombia, which is subject to a $.5 million deductible. There is no assurance that such coverage will adequately protect Nabors against liability from all potential consequences.
     As of December 31, 2008 and 2007, our self-insurance accruals totaled $163.0 million and $156.5 million, respectively, and our related insurance recoveries/receivables were $9.7 million and $9.9 million, respectively.
Litigation
     Nabors and its subsidiaries are defendants or otherwise involved in a number of lawsuits in the ordinary course of business. We estimate the range of our liability related to pending litigation when we believe the amount and range of loss can be estimated. We record our best estimate of a loss when the loss is considered probable. When a liability is probable and there is a range of estimated loss with no best estimate in the range, we record the minimum estimated liability related to the lawsuits or claims. As additional information becomes available, we assess the potential liability related to our pending litigation and claims and revise our estimates. Due to uncertainties related to the resolution of lawsuits and claims, the ultimate outcome may differ from our estimates. In the opinion of management and based on liability accruals provided, our ultimate exposure with respect to these pending lawsuits and claims is not expected to have a material adverse effect on our consolidated financial position or cash flows, although they could have a material adverse effect on our results of operations for a particular reporting period.
     On July 5, 2007, we received an inquiry from the U.S. Department of Justice relating to its investigation of one of our vendors and compliance with the Foreign Corrupt Practices Act. The inquiry relates to transactions with and involving Panalpina, a vendor which provides freight forwarding and customs clearance services to certain of our affiliates. To date, the inquiry has focused on transactions in Kazakhstan, Saudi Arabia, Algeria and Nigeria. The Audit Committee of our Board of Directors has engaged outside counsel to review certain transactions with this vendor and their review is ongoing. The Audit Committee of our Board of Directors has received periodic updates at its regularly scheduled meetings and the Chairman of the Audit Committee has received updates between meetings as circumstances warrant. The investigation includes a review of certain amounts paid to and by Panalpina in connection with the obtaining of permits for the temporary importation of equipment and clearance of goods and materials through customs. Both the SEC and the U.S. Department of Justice have been advised of the Company’s investigation. The ultimate outcome of this review or the effect of implementing any further measures which may be necessary to ensure full compliance with the applicable laws cannot be determined at this time.
     A court in Algeria has entered a judgment against the Company related to certain alleged customs infractions. The Company believes it did not receive proper notice of the judicial proceedings against it, and that the amount of the judgment is excessive. We intend to assert the lack of legally required notice as a basis for challenging the judgment on appeal. Based upon our understanding of applicable law and precedent, we believe that this challenge will be successful. We do not believe that a loss is probable and have not accrued any amounts related to this matter. However, the ultimate resolution of this matter, and the timing of such resolution, is uncertain. If the Company is ultimately required to pay a fine or judgment related to this matter, the amount of the loss could range from approximately $140,000 to $20 million.
Off-Balance Sheet Arrangements (Including Guarantees)
     We are a party to certain transactions, agreements or other contractual arrangements defined as “off-balance sheet arrangements” that could have a material future effect on our financial position, results of operations, liquidity and capital resources. The most significant of these off-balance sheet arrangements involve agreements and obligations in which we provide financial or performance assurance to third parties. Certain of these agreements serve as guarantees, including standby letters of credit issued on behalf of insurance carriers in conjunction with our workers’ compensation insurance program and other financial surety instruments such as bonds. We have also guaranteed payment of contingent consideration in conjunction with an acquisition in 2005. Potential contingent consideration is based on future operating results of the acquired business. In addition, we have provided indemnifications to certain third parties which serve as guarantees. These guarantees include indemnification provided by Nabors to our share transfer agent and our insurance carriers. We are not able to estimate the potential future maximum payments that might be due under our indemnification guarantees.
     Management believes the likelihood that we would be required to perform or otherwise incur any material losses associated with any of these guarantees is remote. The following table summarizes the total maximum amount of financial and performance guarantees issued by Nabors:

	Maximum Amount
(In thousands)	2009	2010	2011	Thereafter	Total
Financial standby letters of credit and other financial surety instruments	$143,444	$12,277	$965	$—	$156,686
Contingent consideration in acquisition	—	2,125	2,125	—	4,250

Total	$143,444	$14,402	$3,090	$—	$160,936

Note 16 Earnings Per Share
     A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

	Year Ended December 31,
(In thousands, except per share amounts)	2008	2007	2006
Net income (numerator):
Income from continuing operations, net of tax — basic	$475,737	$830,678	$945,995
Add interest expense on assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes, net of tax:
$2.75 billion due 2011 (1)	—	—	—
$82.8 million due 2021 (2)	—	—	—
$700 million due 2023 (3)	—	—	—

Adjusted income from continuing operations, net of tax — diluted	475,737	830,678	945,995
Income from discontinued operations, net of tax	—	35,024	27,727

Total adjusted net income	$475,737	$865,702	$973,722

Earnings per share:
Basic from continuing operations	$1.69	$2.96	$3.25
Basic from discontinued operations	—	.12	.10

Total Basic	$1.69	$3.08	$3.35

Diluted from continuing operations	$1.65	$2.88	$3.15
Diluted from discontinued operations	—	.12	.09

Total Diluted	$1.65	$3.00	$3.24

Shares (denominator):
Weighted-average number of shares outstanding — basic (4)	281,622	281,238	291,267
Net effect of dilutive stock options, warrants and restricted stock awards based on the treasury stock method	5,332	6,988	9,270
Assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes:
$2.75 billion due 2011 (1)	—	—	—
$82.8 million due 2021 (2)	—	—	—
$700 million due 2023 (3)	1,282	—	140

Weighted-average number of shares outstanding — diluted	288,236	288,226	300,677

(1)	Diluted earnings per share for the years ended December 31, 2008, 2007, and 2006 do not include any incremental shares issuable upon exchange of the $2.75 billion 0.94% senior exchangeable notes due 2011. In October 2008 we purchased $100 million par value of these notes in the open market, leaving $2.65 billion par value outstanding. The number of shares that we would be required to issue upon exchange consists of only the incremental shares that would be issued above the principal amount of the notes, as we are required to pay cash up to the principal amount of the notes exchanged. We would only issue an incremental number of shares upon exchange of these notes. Such shares are only included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation, when our stock price exceeds $45.83 as of the last trading day of the quarter and the average price of our shares for the ten consecutive trading days beginning on the third business day after the last trading day of the quarter exceeds $45.83, which did not occur during any period for the years ended December 31, 2008, 2007, and 2006.

(2)	In June 2008 Nabors Delaware called for redemption of the full $82.8 million aggregate principal amount at maturity of its zero coupon senior convertible debentures due 2021 and in July 2008, paid cash of $60.6 million; an amount equal to the issue price of $50.4 million plus accrued original issue discount of $10.2 million. No common shares were issued as part of the redemption of the $82.8 million zero coupon convertible senior debentures.

(3)	Diluted earnings per share for the year ended December 31, 2008 reflect the conversion of the $700 million zero coupon senior exchangeable notes due 2023. In May 2008 Nabors Delaware called for redemption all of its $700 million zero coupon senior exchangeable notes due 2023 and in June and July 2008 issued an aggregate 5.25 million common shares which equated to the excess of the exchange value of the notes over their principal amount, as cash was required up to the principal amount of the notes exchanged. Diluted earnings per share for the year ended December 31, 2007 does not include any incremental shares issuable upon exchange of the $700 million zero coupon senior exchangeable notes. Diluted earnings per share for the year ended December 31, 2006 reflects the assumed conversion of our $700 million zero coupon senior exchangeable notes resulting in the inclusion of the incremental number of shares that we would be required to issue upon exchange of these notes. Such shares are only included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation when the price of our shares exceeds $35.05 on the last trading day of the quarter, which did not occur on December 31, 2007. This was the case for the quarter ended March 31, 2006 and are therefore included in the weighted-average number of shares outstanding in our diluted earnings per share calculation for the year ended December 31, 2006.

(4)	Includes the following weighted-average number of common shares of Nabors and weighted-average number of exchangeable shares of Nabors (Canada) Exchangeco Inc., respectively: 281.5 million and .1 million shares for the year ended December 31, 2008; 281.1 million and .1 million shares for the year ended December 31, 2007; and 291.1 million and .2 million shares for the year ended December 31, 2006. The exchangeable shares of Nabors Exchangeco are exchangeable for Nabors’ common shares on a one-for-one basis, and have essentially identical rights as Nabors Industries Ltd. common shares, including but not limited to, voting rights and the right to receive dividends, if any.
     For all periods presented, the computation of diluted earnings per share excludes outstanding stock options and warrants with exercise prices greater than the average market price of Nabors’ common shares, because the inclusion of such options and warrants would be anti-dilutive and such options and warrants are not considered participating securities. The average number of options and warrants that were excluded from diluted earnings per share that would potentially dilute earnings per share in the future were 7,416,865, 5,083,510 and 2,887,498 shares during 2008, 2007 and 2006, respectively. In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options and warrants, such stock options and warrants will be included in our diluted earnings per share computation using the if converted method of accounting. Restricted stock issued to our employees and directors is included in our basic and diluted earnings per share computation using the two-class method of accounting in all periods because such shares are considered participating securities.
Note 17 Supplemental Balance Sheet and Income Statement Information
     Our cash and cash equivalents, short-term and long-term investments and other receivables consist of the following:

	December 31,
(In thousands)	2008	2007
Cash and cash equivalents	$442,087	$531,306
Short-term investments	142,158	235,745
Long-term investments and other receivables	239,952	359,534
Other current assets	1,866	53,054

Total	$826,063	$1,179,639

     As of December 31, 2008, our short-term investments consist of investments in available-for-sale marketable debt and equity securities of $127.9 million and trading securities of $14.3 million and our long-term investments and other receivables consist of investments of $15.7 million in non-marketable securities accounted for by the equity method and $224.2 million in oil and gas financing receivables. Earnings associated with our oil and gas financing receivables are recognized as operating revenues. The December 31, 2008 other current assets amount represents $1.9 million in cash proceeds receivable from brokers from the sale of certain investment securities. As of December 31, 2007, our short-term investments consist entirely of investments in available-for-sale marketable debt securities while our long-term investments and other receivables consist of investments of $236.2 million in non-marketable securities and $123.3 million in oil and gas financing receivables. The December 31, 2007 other current assets amount represents $53.1 million in cash proceeds receivable from brokers from the sale of certain investment securities.
     In March 2008 our investment in a privately held company became a marketable equity security subsequent to a public offering on the Hong Kong Stock Exchange. Accordingly, we have accounted for the marketable equity security in accordance with the provisions of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and classified a portion of these securities as trading securities and a portion of these securities as available-for-sale securities based on our investment strategy. As of December 31, 2008, the fair market value of the securities classified as trading and available-for-sale was $14.3 million and $39.2 million, respectively. During the year ended December 31, 2008, we recorded in our income statement a net unrealized gain of $8.5 million on the trading portion of the security. During the year ended December 31, 2008, we recorded dividend income of $5.8 million from this investment.

     Accrued liabilities include the following:

	December 31,
(In thousands)	2008	2007
Accrued compensation	$164,252	$149,668
Deferred revenue	72,377	91,071
Other taxes payable	24,191	32,539
Workers’ compensation liabilities	23,618	31,427
Interest payable	37,334	13,165
Warranty accrual	8,639	8,602
Litigation reserves	4,825	5,083
Other accrued liabilities	32,157	16,960

	$367,393	$348,515

     Investment income (loss) includes the following:

	Year Ended December 31,
(In thousands)	2008		2007		2006
Interest and dividend income	$40,462		$45,498		$55,747
Gains (losses) on marketable and non-marketable securities, net	(18,736	) (1)	(61,389	)(2)	46,260

	$21,726		$(15,891)		$102,007

(1)	This amount reflects net unrealized gains of $8.5 million from our trading securities, partially offset by losses of $27.4 million from our actively managed funds classified as long-term investments.

(2)	This amount reflects a net loss of approximately $61.4 million from the portion of our long-term investments comprised of our actively managed funds inclusive of substantial gains from sales of our marketable equity securities.
          Losses (gains) on sales, retirements and impairments of long-lived assets and other expense (income), net includes the following:

	Year Ended December 31,
(In thousands)	2008		2007	2006
Losses (gains) on sales, retirements and involuntary conversions of long-lived assets	$13,211	(1)	$4,429 (2)	$20,824	(3)
Litigation reserves	3,492		9,568	2,217
Foreign currency transaction losses (gains)	(2,718)		(3,235)	380
(Gains) losses on derivative instruments	14,581	(4)	1,347	(1,363)
Gain on debt extinguishment	(12,248	) (5)	—	—
Other losses (gains)	2,636		(1,214)	2,060

	$18,954		$10,895	$24,118

(1)	This amount includes involuntary conversion losses recorded as a result of Hurricanes Gustav and Ike during 2008 of approximately $12.0 million, net of insurance recoveries.

(2)	This amount includes a $38.6 million gain from the sale of three accommodation units in the second quarter of 2007 and $40.0 million in impairment charges and losses on asset retirements during 2007.

(3)	This amount includes $12.4 million in impairment charges related to asset retirements.

(4)	This amount includes a $9.9 million loss on a three-month written put option and a $4.7 million loss on the fair value of our range cap and floor derivative.

(5)	In the fourth quarter of 2008 we purchased $100 million par value of our $2.75 billion 0.94% senior exchangeable notes in the open market for cash of $75.9 million and recognized a pre-tax gain of $12.2 million.

     Supplemental cash flow information for the years ended December 31, 2008, 2007 and 2006 is as follows:

	Year Ended December 31,
(In thousands)	2008	2007	2006
Cash paid for income taxes	$235,907	$378,726	$157,209
Cash paid for interest, net of capitalized interest	67,327	41,715	28,605
Acquisitions of businesses:
Fair value of assets acquired	7,328	—	79,070
Goodwill	284	8,391	20,815
Liabilities assumed	(6,352)	—	(17,293)
Common stock of acquired company previously owned	—	—	—
Equity consideration issued	—	—	—

Cash paid for acquisitions of businesses	1,260	8,391	82,592
Cash acquired in acquisitions of businesses	(973)	—	(185)

Cash paid for acquisitions of businesses, net	$287	$8,391	$82,407

Note 18 Unaudited Quarterly Financial Information

	Year Ended December 31, 2008
(In thousands, except	Quarter Ended
per share amounts)	March 31,	June 30,	September 30,	December 31,
Operating revenues and Earnings from unconsolidated affiliates from continuing operations (1)	$1,295,407	$1,278,367	$1,462,495	$1,245,793

Income (loss) from continuing operations, net of tax	$212,044	$176,413	$193,983	$(106,703)
Income from discontinued operations, net of tax	—	—	—	—

Net income (loss)	$212,044	$176,413	$193,983	$(106,703)

Earnings (loss) per share: (2)
Basic from continuing operations	$.76	$.63	$.69	$(.38)
Basic from discontinued operations	—	—	—	—

Total Basic	$.76	$.63	$.69	$(.38)

Diluted from continuing operations	$.74	$.60	$.67	$(.38)
Diluted from discontinued operations	—	—	—	—

Total Diluted	$.74	$.60	$.67	$(.38)

	Year Ended December 31, 2007
(In thousands, except	Quarter Ended
per share amounts)	March 31,	June 30,	September 30,	December 31,
Operating revenues and Earnings from unconsolidated affiliates from continuing operations (3)	$1,248,454	$1,138,120	$1,252,988	$1,317,010

Income from continuing operations, net of tax	$241,143	$205,235	$178,909	$205,391
Income from discontinued operations, net of tax	5,272	7,487	22,265	—

Net income	$246,415	$212,722	$201,174	$205,391

Earnings per share: (2)
Basic from continuing operations	$.86	$.73	$.63	$.73
Basic from discontinued operations	.02	.03	.08	—

Total Basic	$.88	$.76	$.71	$.73

Diluted from continuing operations	$.84	$.70	$.62	$.72
Diluted from discontinued operations	.02	.03	.08	—

Total Diluted	$.86	$.73	$.70	$.72

(1)	Includes earnings (losses) from unconsolidated affiliates, net, accounted for by the equity method, of $(4.4) million, $(4.0) million, $7.9 million and $(229.3) million, respectively.

(2)	Earnings per share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly earnings per share may not equal the total computed for the year.

(3)	Includes earnings (losses) from unconsolidated affiliates, net, accounted for by the equity method, of $12.4 million, $3.4 million, $2.7 million and $(.8) million, respectively.
Note 19 Discontinued Operation
     In August 2007, we sold our Sea Mar business which had previously been included in Other Operating Segments to an unrelated third party for a cash purchase price of $194.3 million, resulting in a pre-tax gain of $49.5 million. The assets included 20 offshore supply vessels and certain related assets, including its right under a vessel construction contract. The operating results of this business for all periods presented are reported as discontinued operations in the accompanying audited consolidated statements of income and the respective accompanying notes to the consolidated financial statements. Our condensed statements of income from discontinued operations related to the Sea Mar business for the years ended December 31, 2008, 2007 and 2006 were as follows:
Condensed Statements of Income

	Year Ended December 31,
(In thousands)	2008	2007	2006
Revenues from discontinued operations	$—	$58,887	$112,873

Income from discontinued operations
Income from discontinued operations	$—	$26,092	$43,017
Gain on disposal of business	—	49,500	—
Income tax expense	—	40,568	15,290

Income from discontinued operations, net of tax	$—	$35,024	$27,727

Note 20 Segment Information
     As of December 31, 2008, we operate our business out of 13 operating segments. Our six Contract Drilling operating segments are engaged in drilling, workover and well-servicing operations, on land and offshore, and represent reportable segments. These operating segments consist of our Alaska, U.S. Lower 48 Land Drilling, U.S. Land Well-servicing, U.S. Offshore, Canada and International business units. Our oil and gas operating segment includes Ramshorn Investments, Inc. and our oil and gas joint ventures with First Reserve Corporation. This segment, is engaged in the exploration for, development of and production of oil and natural gas. Our Other Operating Segments, consisting of Canrig Drilling Technology Ltd., Epoch Well Services, Inc., Peak Oilfield Service Company, Peak USA Energy Services, Ltd., Ryan Energy Technologies, and Nabors Blue Sky Ltd. (formerly 1183011 Alberta Ltd.), are engaged in the manufacturing of top drives, manufacturing of drilling instrumentation systems, construction and logistics services, trucking and logistics services, manufacturing and marketing of directional drilling and rig instrumentation systems, directional drilling, rig instrumentation and data collection services, and heliportable well services, respectively. These Other Operating Segments do not meet the criteria included in SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” for disclosure, individually or in the aggregate, as reportable segments.
     The accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies. See Note 2. Inter-segment sales are recorded at cost or cost plus a profit margin. We evaluate the performance of our segments based on several criteria, including adjusted income derived from operating activities.

     The following table sets forth financial information with respect to our reportable segments:

	Year Ended December 31,
(In thousands)	2008	2007	2006
Operating revenues and earnings (losses) from unconsolidated affiliates from continuing operations: (1)
Contract Drilling: (2)
U.S. Lower 48 Land Drilling	$1,878,441	$1,710,990	$1,890,302
U.S. Land Well-servicing	758,510	715,414	704,189
U.S. Offshore	252,529	212,160	221,676
Alaska	184,243	152,490	110,718
Canada	502,695	545,035	686,889
International	1,372,168	1,094,802	746,460

Subtotal Contract Drilling (3)	4,948,586	4,430,891	4,360,234
Oil and Gas (4)(5)	(151,465)	152,320	59,431
Other Operating Segments (6)(7)	683,186	588,483	505,286
Other reconciling items (8)	(198,245)	(215,122)	(197,117)

Total	$5,282,062	$4,956,572	$4,727,834

Depreciation and amortization, and depletion: (1)
Contract Drilling:
U.S. Lower 48 Land Drilling	$210, 764	$146,928	$106,399
U.S. Land Well-servicing	65,050	57,245	43,217
U.S. Offshore	42,565	34,408	31,253
Alaska	21,710	14,889	13,012
Canada	67,373	63,271	54,924
International	172,066	121,985	95,045

Subtotal Contract Drilling	579,528	438,726	343,850
Oil and Gas	46,979	72,182	38,580
Other Operating Segments	38,903	35,203	24,829
Other reconciling items (8)	(4,064)	(4,260)	(3,322)

Total depreciation and amortization, and depletion	$661,346	$541,851	$403,937

Adjusted income (loss) derived from operating activities from continuing operations: (1)(9)
Contract Drilling:
U.S. Lower 48 Land Drilling	$628,579	$596,302	$821,821
U.S. Land Well-servicing	148,626	156,243	199,944
U.S. Offshore	59,179	51,508	65,328
Alaska	52,603	37,394	17,542
Canada	61,040	87,046	185,117
International	407,675	332,283	208,705

Subtotal Contract Drilling (3)	1,357,702	1,260,776	1,498,457
Oil and Gas (4) (5)	(228,027)	56,133	4,065
Other Operating Segments (6) (7)	68,572	35,273	30,028

Total segment adjusted income derived from operating activities	1,198,247	1,352,182	1,532,550
Other reconciling items (10)	(167,831)	(138,302)	(136,655)
Interest expense	(196,718)	(154,920)	(120,507)
Investment income (loss)	21,726	(15,891)	102,007
(Losses) gains on sales, retirements and impairments of long-lived assets and other income (expense), net	(18,954)	(10,895)	(24,118)
Goodwill and intangible asset impairment (11)	(154,586)	—	—

Income from continuing operations before income taxes (1)	$681,884	$1,032,174	$1,353,277

	December 31,
(In thousands)	2008	2007	2006
Total assets:
Contract Drilling: (13) (14)
U.S. Lower 48 Land Drilling	$2,833,618	$2,544,629	$2,210,070
U.S. Land Well-servicing	707,009	725,845	597,082
U.S. Offshore	480,324	452,505	456,889
Alaska	356,603	283,121	221,927
Canada	906,154	1,398,363	1,059,243
International	3,080,947	2,577,057	2,006,941

Subtotal Contract Drilling	8,364,655	7,981,520	6,552,152
Oil and Gas (15)	929,848	646,837	328,114
Other Operating Segments (16)	578,802	610,041	638,600
Other reconciling items (10) (17)	644,594	901,385	1,637,065

Total assets	$10,517,899	$10,139,783	$9,155,931

	Year Ended December 31,
(In thousands)	2008	2007	2006
Capital expenditures and acquisitions of businesses: (12)
Contract Drilling:
U.S. Lower 48 Land Drilling	$405,831	$728,465	$726,171
U.S. Land Well-servicing	48,911	205,185	224,812
U.S. Offshore	82,574	49,270	98,618
Alaska	85,735	69,233	27,145
Canada	85,113	94,058	222,727
International	635,340	620,264	382,911

Subtotal Contract Drilling	1,343,504	1,766,475	1,682,384
Oil and Gas	191,937	113,224	155,681
Other Operating Segments	32,191	53,594	146,895
Other reconciling items (10) (17)	10,609	12,639	21,326

Total capital expenditures	$1,578,241	$1,945,932	$2,006,286

(1)	All segment information excludes the Sea Mar business, which has been reclassified as a discontinued operation.

(2)	These segments include our drilling, workover and well-servicing operations, on land and offshore.

(3)	Includes earnings (losses), net from unconsolidated affiliates, accounted for by the equity method, of $5.8 million, $5.6 million and $4.0 million for the years ended December 31, 2008, 2007 and 2006, respectively.

(4)	Represents our oil and gas exploration, development and production operations. Includes $228.3 million, representing our proportionate share, of non-cash pre-tax full cost ceiling test writedowns from our U.S., international and Canadian joint ventures and non-cash pre-tax impairment charges of $21.5 million under application of the successful efforts method of accounting from our wholly owned Ramshorn business unit related to oil and gas properties.

(5)	Includes earnings (losses), net from unconsolidated affiliates, accounted for by the equity method, of $(241.4) million, $(3.9) million and $0 for the years ended December 31, 2008, 2007 and 2006, respectively.

(6)	Includes our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

(7)	Includes earnings (losses), net from unconsolidated affiliates, accounted for by the equity method, of $5.8 million, $16.0 million and $16.5 million for the years ended December 31, 2008, 2007 and 2006, respectively.

(8)	Represents the elimination of inter-segment transactions.

(9)	Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our Company. A reconciliation of this non-GAAP measure to income from continuing operations before income taxes, which is a GAAP measure, is provided within the above table.

(10)	Represents the elimination of inter-segment transactions and unallocated corporate expenses, assets and capital expenditures.

(11)	Represents non-cash pre-tax goodwill and intangible asset impairment charges recorded during the three months ended December 31, 2008, all of which related to our Canadian business units.

(12)	Includes the portion of the purchase price of acquisitions allocated to fixed assets and goodwill based on their fair market value.

(13)	Includes $49.2 million, $47.3 million and $39.6 million of investments in unconsolidated affiliates accounted for by the equity method as of December 31, 2008, 2007 and 2006, respectively.

(14)	Includes $21.4 million of investments in unconsolidated affiliates accounted for by the cost method as of December 31, 2007. There were no investments in unconsolidated affiliates accounted for by the cost method as of December 31, 2008 or 2006.

(15)	Includes $298.3 million, $274.1 million and $0 of investments in unconsolidated affiliates accounted for by the equity method as of December 31, 2008, 2007 and 2006, respectively.

(16)	Includes $63.3 million, $62.0 million and $58.5 million of investments in unconsolidated affiliates accounted for by the equity method as of December 31, 2008, 2007 and 2006, respectively.

(17)	Includes $.9 million of investments in unconsolidated affiliates accounted for by the cost method as of December 31, 2008. There were no investments in unconsolidated affiliates accounted for by the cost method as of December 31, 2007 or 2006
     The following table sets forth financial information with respect to Nabors’ operations by geographic area:

	Year Ended December 31,
(In thousands)	2008	2007	2006
Operating revenues and earnings from unconsolidated affiliates from continuing operations:
United States	$3,306,064	$3,189,230	$3,141,299
Foreign	1,975,998	1,767,342	1,586,535

	$5,282,062	$4,956,572	$4,727,834

Property, plant and equipment, net:
United States	$4,059,697	$3,745,986	$3,219,064
Foreign	3,272,262	2,923,027	2,204,665

	$7,331,959	$6,669,013	$5,423,729

Goodwill:
United States	$130,275	$130,275	$165,264
Foreign	45,474	238,157	197,005

	$175,749	$368,432	$362,269

Note 21 Condensed Consolidating Financial Information
     Nabors has fully and unconditionally guaranteed all of the issued public debt securities of Nabors Delaware, and Nabors and Nabors Delaware have fully and unconditionally guaranteed the $225 million 4.875% senior notes due 2009 issued by Nabors Holdings.
     The following condensed consolidating financial information is included so that separate financial statements of Nabors Delaware and Nabors Holdings are not required to be filed with the SEC. The condensed consolidating financial statements present investments in both consolidated and unconsolidated affiliates using the equity method of accounting.
     The following condensed consolidating financial information presents: condensed consolidating balance sheets as of December 31, 2008 and December 31, 2007, statements of income and cash flows for each of the three years in the period ended December 31, 2008, 2007 and 2006 of (a) Nabors, parent/guarantor, (b) Nabors Delaware, issuer of public debt securities guaranteed by Nabors and guarantor of the $225 million 4.875% senior notes issued by Nabors Holdings, (c) Nabors Holdings, issuer of the $225 million 4.875% senior notes, (d) the non-guarantor subsidiaries, (e) consolidating adjustments necessary to consolidate Nabors and its subsidiaries and (f) Nabors on a consolidated basis.

Condensed Consolidating Balance Sheets

	December 31, 2008
		Nabors		Other
	Nabors	Delaware	Nabors	Subsidiaries
	(Parent/	(Issuer/	Holdings	(Non-	Consolidating	Consolidated
(In thousands)	Guarantor)	Guarantor)	(Issuer)	Guarantors)	Adjustments	Total
ASSETS

Current assets:
Cash and cash equivalents	$8,291	$96	$1,259	$432,441	$—	$442,087
Short-term investments	—	—	—	142,158	—	142,158
Accounts receivable, net	—	—	—	1,160,768	—	1,160,768
Inventory	—	—	—	150,118	—	150,118
Deferred income taxes	—	(3,992)	—	32,075	—	28,083
Other current assets	136	60,090	376	182,777	—	243,379

Total current assets	8,427	56,194	1,635	2,100,337	—	2,166,593
Long-term investments and other receivables	—	—	—	239,952	—	239,952
Property, plant and equipment, net	—	49,917	—	7,282,042	—	7,331,959
Goodwill	—	—	—	175,749	—	175,749
Intercompany receivables	185,626	1,177,864	135,284	36,715	(1,535,489)	—
Investment in unconsolidated affiliates	4,718,604	4,388,439	378,237	2,527,973	(11,601,526)	411,727
Other long-term assets	—	20,874	401	170,644	—	191,919

Total assets	$4,912,657	$5,693,288	$515,557	$12,533,412	$(13,137,015)	$10,517,899

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$—	$—	$224,829	$201	$—	$225,030
Trade accounts payable	755	79	—	424,074	—	424,908
Accrued liabilities	7,796	31,773	4,151	323,673	—	367,393
Income taxes payable	—	135,992	36	(24,500)	—	111,528

Total current liabilities	8,551	167,844	229,016	723,448	—	1,128,859
Long-term debt	—	3,599,404	—	1,129	—	3,600,533
Other long-term liabilities	—	—	—	261,878	—	261,878
Deferred income taxes	—	117,125	(333)	505,731	—	622,523
Intercompany payable	—	—	—	1,535,489	(1,535,489)	—

Total liabilities	8,551	3,884,373	228,683	3,027,675	(1,535,489)	5,613,793

Shareholders’ equity	4,904,106	1,808,915	286,874	9,505,737	(11,601,526)	4,904,106

Total liabilities and shareholders’ equity	$4,912,657	$5,693,288	$515,557	$12,533,412	$(13,137,015)	$10,517,899

	December 31, 2007
		Nabors		Other
	Nabors	Delaware	Nabors	Subsidiaries
	(Parent/	(Issuer/	Holdings	(Non-	Consolidating	Consolidated
(In thousands)	Guarantor)	Guarantor)	(Issuer)	Guarantors)	Adjustments	Total
ASSETS
Current assets:
Cash and cash equivalents	$10,659	$2,753	$4	$517,890	$—	$531,306
Short-term investments	—	—	—	235,745	—	235,745
Accounts receivable, net	—	—	—	1,039,238	—	1,039,238
Inventory	—	—	—	133,786	—	133,786
Deferred income taxes	—	—	—	12,757	—	12,757
Other current assets	136	1,039	376	250,729	—	252,280

Total current assets	10,795	3,792	380	2,190,145	—	2,205,112
Long-term investments and other receivables	—	—	—	359,534	—	359,534
Property, plant and equipment, net	—	36,401	—	6,632,612	—	6,669,013
Goodwill	—	—	—	368,432	—	368,432
Intercompany receivables	361,832	1,224,222	—	19,918	(1,605,972)	—
Investment in unconsolidated affiliates	4,435,714	4,429,139	304,450	2,594,255	(11,358,716)	404,842
Other long-term assets	—	22,180	638	110,032	—	132,850

Total assets	$4,808,341	$5,715,734	$305,468	$12,274,928	$(12,964,688)	$10,139,783

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$—	$691,306	$—	$—	$—	$691,306
Trade accounts payable	2	24	—	348,498	—	348,524
Accrued liabilities	6,760	8,877	4,151	328,727	—	348,515
Income taxes payable	—	71,761	2,411	22,921	—	97,093

Total current liabilities	6,762	771,968	6,562	700,146	—	1,485,438
Long-term debt	—	2,670,097	224,562	—	—	2,894,659
Other long-term liabilities	—	1,900	—	244,814	—	246,714
Deferred income taxes	—	184,542	16	526,835	—	711,393
Intercompany payable	—	—	193	1,605,779	(1,605,972)	—

Total liabilities	6,762	3,628,507	231,333	3,077,574	(1,605,972)	5,338,204

Shareholders’ equity	4,801,579	2,087,227	74,135	9,197,354	(11,358,716)	4,801,579

Total liabilities and shareholders’ equity	$4,808,341	$5,715,734	$305,468	$12,274,928	$(12,964,688)	$10,139,783

Condensed Consolidating Statements of Income

	Year Ended December 31, 2008
		Nabors		Other
	Nabors	Delaware	Nabors	Subsidiaries
	(Parent/	(Issuer/	Holdings	(Non—	Consolidating	Consolidated
(In thousands)	Guarantor)	Guarantor)	(Issuer)	Guarantors)	Adjustments	Total
Revenues and other income:
Operating revenues	$—	$—	$—	$5,511,896	$—	$5,511,896
Earnings (losses) from unconsolidated affiliates	—	—	—	(229,834)	—	(229,834)
Earnings (losses) from consolidated affiliates	490,138	197,934	19,335	130,981	(838,388)	—
Investment income (loss)	364	2,373	3	18,986	—	21,726
Intercompany interest income	4,000	70,017	11,840	—	(85,857)	—

Total revenues and other income	494,502	270,324	31,178	5,432,029	(924,245)	5,303,788

Costs and other deductions:
Direct costs	—	—	—	3,110,316	—	3,110,316
General and administrative expenses	21,191	494	32	459,582	(1,315)	479,984
Depreciation and amortization	—	3,901	—	610,466	—	614,367
Depletion	—	—	—	46,979	—	46,979
Interest expense	—	197,145	11,440	(11,867)	—	196,718
Intercompany interest expense	—	—	—	85,857	(85,857)	—
Losses (gains) on sales, retirements and impairments of long-lived assets and other expense (income), net	(2,426)	(5,045)	27,444	(2,334)	1,315	18,954
Goodwill and intangible asset impairment	—	—	—	154,586	—	154,586

Total costs and other deductions	18,765	196,495	38,916	4,453,585	(85,857)	4,621,904

Income from continuing operations before income taxes	475,737	73,829	(7,738)	978,444	(838,388)	681,884
Income tax (benefit) expense	—	(45,920)	(2,477)	254,544	—	206,147

Income from continuing operations, net of tax	475,737	119,749	(5,261)	723,900	(838,388)	475,737
Income from discontinued operations, net of tax	—	—	—	—	—	—

Net income	$475,737	$119,749	$(5,261)	$723,900	$(838,388)	$475,737

	Year Ended December 31, 2007
		Nabors		Other
	Nabors	Delaware	Nabors	Subsidiaries
	(Parent/	(Issuer/	Holdings	(Non—	Consolidating	Consolidated
(In thousands)	Guarantor)	Guarantor)	(Issuer)	Guarantors)	Adjustments	Total
Revenues and other income:
Operating revenues	$—	$—	$—	$4,938,848	$—	$4,938,848
Earnings (losses) from unconsolidated affiliates	—	—	—	17,724	—	17,724
Earnings (losses) from consolidated affiliates	849,339	503,713	17,632	478,381	(1,849,065)	—
Investment income (loss)	687	146	—	(16,724)	—	(15,891)
Intercompany interest income	3,989	85,550	2	—	(89,541)	—

Total revenues and other income	854,015	589,409	17,634	5,418,229	(1,938,606)	4,940,681

Costs and other deductions:
Direct costs	—	—	—	2,764,559	—	2,764,559
General and administrative expenses	17,085	144	17	419,573	(537)	436,282
Depreciation and amortization	—	2,539	—	467,130	—	469,669
Depletion	—	—	—	72,182	—	72,182
Interest expense	—	152,374	11,456	(8,910)	—	154,920
Intercompany interest expense	6,260	—	—	83,281	(89,541)	—
Losses (gains) on sales, retirements and impairments of long-lived assets and other expense (income), net	(8)	1,377	—	8,989	537	10,895

Total costs and other deductions	23,337	156,434	11,473	3,806,804	(89,541)	3,908,507

Income from continuing operations before income taxes	830,678	432,975	6,161	1,611,425	(1,849,065)	1,032,174
Income tax (benefit) expense	—	(26,172)	1,971	225,697	—	201,496

Income from continuing operations, net of tax	830,678	459,147	4,190	1,385,728	(1,849,065)	830,678
Income from discontinued operations, net of tax	35,024	35,024	—	70,048	(105,072)	35,024

Net income	$865,702	$494,171	$4,190	$1,455,776	$(1,954,137)	$865,702

	Year Ended December 31, 2006
		Nabors		Other
	Nabors	Delaware	Nabors	Subsidiaries
	(Parent/	(Issuer/	Holdings	(Non—	Consolidating	Consolidated
(In thousands)	Guarantor)	Guarantor)	(Issuer)	Guarantors)	Adjustments	Total
Revenues and other income:
Operating revenues	$—	$—	$—	$4,707,289	$—	$4,707,289
Earnings (losses) from unconsolidated affiliates	—	—	—	20,545	—	20,545
Earnings (losses) from consolidated affiliates	960,287	772,123	16,357	760,590	(2,509,357)	—
Investment income (loss)	324	10,480	—	91,203	—	102,007
Intercompany interest income	4,050	66,476	—	—	(70,526)	—

Total revenues and other income	964,661	849,079	16,357	5,579,627	(2,579,883)	4,829,841

Costs and other deductions:
Direct costs	—	—	—	2,511,392	—	2,511,392
General and administrative expenses	17,130	388	5	399,454	(367)	416,610
Depreciation and amortization	—	1,304	—	364,053	—	365,357
Depletion	—	—	—	38,580	—	38,580
Interest expense	—	114,378	11,440	(5,311)	—	120,507
Intercompany interest expense	1,536	—	—	68,990	(70,526)	—
Losses (gains) on sales, retirements and impairments of long-lived assets and other expense (income), net	—	(1,339)	—	25,090	367	24,118

Total costs and other deductions	18,666	114,731	11,445	3,402,248	(70,526)	3,476,564

Income from continuing operations before income taxes	945,995	734,348	4,912	2,177,379	(2,509,357)	1,353,277
Income tax (benefit) expense	—	(13,976)	1,622	419,636	—	407,282

Income from continuing operations, net of tax	945,995	748,324	3,290	1,757,743	(2,509,357)	945,995
Income from discontinued operations, net of tax	27,727	27,727	—	55,454	(83,181)	27,727

Net income	$973,722	$776,051	$3,290	$1,813,197	$(2,592,538)	$973,722

Condensed Consolidating Statements of Cash Flows

	Year Ended December 31, 2008
		Nabors		Other
	Nabors	Delaware	Nabors	Subsidiaries
	(Parent/	(Issuer/	Holdings	(Non—	Consolidating	Consolidated
(In thousands)	Guarantor)	Guarantor)	(Issuer)	Guarantors)	Adjustments	Total
Net cash provided by (used for) operating activities	$39,987	$287,628	$(162,293)	$1,455,628	$(158,126)	$1,462,824

Cash flows from investing activities:
Purchases of investments	—	—	—	(269,983)	—	(269,983)
Sales and maturities of investments	—	—	—	521,613	—	521,613
Cash paid for acquisitions of businesses, net	—	—	—	(287)	—	(287)
Investment in unconsolidated affiliates	—	—	—	(271,309)	—	(271,309)
Capital expenditures	—	(16,817)	—	(1,490,162)	—	(1,506,979)
Proceeds from sales of assets and insurance claims	—	—	—	69,842	—	69,842
Cash paid for investments in consolidated affiliates	(85,927)	(150,626)	—	(163,548)	400,101	—

Net cash provided by (used for) investing activities	(85,927)	(167,443)	—	(1,603,834)	400,101	(1,457,103)

Cash flows from financing activities:
Increase (decrease) in cash overdrafts	—	—	—	23,858	—	23,858
Proceeds from long-term debt	—	962,901	—	—	—	962,901
Debt issuance costs	—	(7,324)	—	—	—	(7,324)
Proceeds from issuance of common shares	56,633	—	—	(3)	—	56,630
Reduction in long-term debt	—	(836,431)	—	(80)	—	(836,511)
Repurchase of common shares	—	(247,357)	—	(33,744)	—	(281,101)
Purchase of restricted stock	(13,061)	—	—	—	—	(13,061)
Tax benefit related to the exercise of stock options	—	5,369	—	—	—	5,369
Proceeds from parent contributions	—	—	163,548	236,553	(400,101)	—
Cash dividends paid	—	—	—	(158,126)	158,126	—

Net cash (used for) provided by financing activities	43,572	(122,842)	163,548	68,458	(241,975)	(89,239)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	(5,701)	—	(5,701)

Net (decrease) increase in cash and cash equivalents	(2,368)	(2,657)	1,255	(85,449)	—	(89,219)
Cash and cash equivalents, beginning of period	10,659	2,753	4	517,890	—	531,306

Cash and cash equivalents, end of period	$8,291	$96	$1,259	$432,441	$—	$442,087

	Year Ended December 31, 2007
		Nabors		Other
	Nabors	Delaware	Nabors	Subsidiaries
	(Parent/	(Issuer/	Holdings	(Non—	Consolidating	Consolidated
(In thousands)	Guarantor)	Guarantor)	(Issuer)	Guarantors)	Adjustments	Total
Net cash provided by (used for) operating activities	$(6,213)	$142,469	$(16,111)	$1,280,248	$(5,484)	$1,394,909

Cash flows from investing activities:
Purchases of investments	—	—	—	(378,318)	—	(378,318)
Sales and maturities of investments	—	926	—	859,459	—	860,385
Cash paid for acquisitions of businesses, net	—	—	—	(8,391)	—	(8,391)
Investment in unconsolidated affiliates	—	—	—	(278,100)	—	(278,100)
Capital expenditures	—	(24,711)	—	(2,014,469)	—	(2,039,180)
Proceeds from sales of assets and insurance claims	—	—	—	356,387	—	356,387
Cash paid for investments in consolidated affiliates	—	(120,484)	—	(16,107)	136,591	—

Net cash provided by (used for) investing activities	—	(144,269)	—	(1,479,539)	136,591	(1,487,217)

Cash flows from financing activities:
Decrease in cash overdrafts	—	—	—	(38,416)	—	(38,416)
Proceeds from long-term debt	(57,811)	—	—	57,811	—	—
Proceeds from issuance of common shares	61,620	—	—	—	—	61,620
Repurchase of common shares	—	—	—	(102,451)	—	(102,451)
Purchase of restricted stock	(1,811)	—	—	—	—	(1,811)
Tax benefit related to the exercise of stock options	—	2,159	—	—	—	2,159
Proceeds from parent contributions	—	—	16,107	120,484	(136,591)	—
Cash dividends paid	—	—	—	(5,484)	5,484	—

Net cash (used for) provided by financing activities	1,998	2,159	16,107	31,944	(131,107)	(78,899)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	1,964	—	1,964

Net (decrease) increase in cash and cash equivalents	(4,215)	359	(4)	(165,383)	—	(169,243)
Cash and cash equivalents, beginning of period	14,874	2,394	8	683,273	—	700,549

Cash and cash equivalents, end of period	$10,659	$2,753	$4	$517,890	$—	$531,306

	Year Ended December 31, 2006
		Nabors		Other
	Nabors	Delaware	Nabors	Subsidiaries
	(Parent/	(Issuer/	Holdings	(Non—	Consolidating	Consolidated
(In thousands)	Guarantor)	Guarantor)	(Issuer)	Guarantors)	Adjustments	Total
Net cash provided by (used for) operating activities	$1,172,786	$(181,293)	$(10,971)	$3,356,390	$(2,842,339)	$1,494,573

Cash flows from investing activities:
Purchases of investments	—	—	—	(1,135,525)	—	(1,135,525)
Sales and maturities of investments	—	—	—	1,325,903	—	1,325,903
Cash paid for acquisitions of businesses, net	—	—	—	(82,407)	—	(82,407)
Deposits released on acquisitions closed subsequent to year-end	—	—	—	35,844	—	35,844
Investment in unconsolidated affiliates	—	—	—	(2,433)	—	(2,433)
Capital expenditures	—	(8,315)	—	(1,927,407)	—	(1,935,722)
Proceeds from sales of assets and insurance claims	—	—	—	17,556	—	17,556
Cash paid for investments in consolidated affiliates	(977,927)	(487,275)	—	(1,189,056)	2,654,258	—
Cash received from investments in consolidated affiliates	—	—	—	2,000,000	(2,000,000)	—

Net cash provided by (used for) investing activities	(977,927)	(495,590)	—	(957,525)	654,258	(1,776,784)

Cash flows from financing activities:
Increase in cash overdrafts	—	—	—	2,154	—	2,154
Proceeds from sale of warrants	421,162	—	—	—	—	421,162
Purchase of exchangeable note hedge	—	(583,550)	—	—	—	(583,550)
Proceeds from long-term debt	—	2,166,752	—	—	—	2,166,752
Proceeds from equity component of convertible debt	—	583,248	—	—	—	583,248
Debt issuance costs	—	(28,683)	—	—	—	(28,683)
Proceeds from issuance of common shares	25,682	—	—	—	—	25,682
Reduction in long-term debt	—	(769,789)	—	—	—	(769,789)
Repurchase of common shares	(627,356)	—	—	(2,775,484)	2,000,000	(1,402,840)
Tax benefit related to the exercise of stock options	—	4,139	—	—	—	4,139
Proceeds from parent contributions	—	1,178,088	10,968	1,465,202	(2,654,258)	—
Cash dividends paid	—	(1,870,942)	—	(971,397)	2,842,339	—

Net cash (used for) provided by financing activities	(180,512)	679,263	10,968	(2,279,525)	2,188,081	418,275
Effect of exchange rate changes on cash and cash equivalents	—	—	—	(516)	—	(516)

Net (decrease) increase in cash and cash equivalents	14,347	2,380	(3)	118,824	—	135,548
Cash and cash equivalents, beginning of period	527	14	11	564,449	—	565,001

Cash and cash equivalents, end of period	$14,874	$2,394	$8	$683,273	$—	$700,549

Note 22 Subsequent Events
     On January 12, 2009, Nabors Delaware completed a private placement of $1.125 billion aggregate principal amount of 9.25% senior notes due 2019 with registration rights, which are unsecured and are fully and unconditionally guaranteed by us. The issue of senior notes was resold by the initial purchasers to qualified institutional buyers under Rule 144A and to certain investors outside of the United States under Regulation S of the Securities Act. The senior notes bear interest at a rate of 9.25% per year, payable semiannually on January 15 and July 15 of each year, beginning July 15, 2009. The senior notes will mature on January 15, 2019. The senior notes had no impact on our consolidated financial statements in 2008 or at December 31, 2008.
     The senior notes are unsecured and are effectively junior in right of payment to any of Nabors Delaware’s future secured debt. The senior notes rank equally with any of Nabors Delaware’s other existing and future unsubordinated debt and are senior in right of payment to any of Nabors Delaware’s future senior subordinated debt. Our guarantee of the senior notes is unsecured and ranks equal in right of payments to all of our unsecured and unsubordinated indebtedness from time to time outstanding. The senior notes are subject to redemption by Nabors Delaware, in whole or in part, at any time at a redemption price equal to the greater of (i) 100% of the principal amount of the senior notes then outstanding to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest, determined in the manner set forth in the indenture. In the event of a change control triggering event, as defined in the indenture, the holders of senior notes may require Nabors Delaware to purchase all or any part of each senior note in cash equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase, except to the extent Nabors Delaware has exercised its right to redeem the senior notes. Nabors Delaware is using the proceeds of the offering of the senior notes for the repayment or repurchase of indebtedness and general corporate purposes.
     We and Nabors Delaware intend to file a registration statement with the SEC with respect to an offer to exchange the notes for registered notes with substantially identical terms pursuant to a registration rights agreement, within 90 days following the original issue date of the notes.

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES
     (a) The following documents are filed as part of this report:
          (1) Financial Statements
          (2) Financial Statement Schedules

Page No.
Schedule II — Valuation and Qualifying Accounts	*
Schedule III — Financial Statements and Notes for NFR Energy, LLC	*
All other supplemental schedules are omitted because of the absence of the conditions under which they are required or because the required information is included in the financial statements or related notes.

*    Previously filed.